                                                                    Exhibit 99.1



NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY QUESTIONS AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER, BROKER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR.
                                OFFER TO PURCHASE

                                       BY

                       LOUISIANA-PACIFIC ACQUISITION INC.
                      A WHOLLY-OWNED INDIRECT SUBSIDIARY OF

                          LOUISIANA-PACIFIC CORPORATION

            FOR ALL OF THE OUTSTANDING CLASS A MULTIPLE VOTING SHARES
                    AND CLASS B SUBORDINATE VOTING SHARES OF

                              LE GROUPE FOREX INC.

      FOR A CONSIDERATION PER SHARE, AT THE OPTION OF THE SHAREHOLDER, OF:

         (I)  $33.00 IN CASH PAYABLE ON THE EFFECTIVE DATE (THE "CASH OPTION");
              OR

         (II) $33.00 IN CASH PAYABLE IN FIVE INSTALLMENTS, TOGETHER WITH INTEREST AS DESCRIBED HEREIN (THE "NOTE OPTION"); OR

         (III) ANY COMBINATION OF THE CASH OPTION AND THE NOTE OPTION.

         The Offer by Louisiana-Pacific Acquisition Inc. (the "OFFEROR") to purchase all of the issued and outstanding Class A Multiple Voting Shares and Class B Subordinate Voting Shares of Le Groupe Forex Inc. ("Forex") (including the Class B Subordinate Voting Shares issuable upon the exercise of outstanding options and conversion of Forex Convertible Debentures) (collectively, the "SHARES") will be open for acceptance until 5:00 p.m., Montreal time on September 9, 1999 (the "EXPIRY TIME") unless withdrawn or extended.

         THE OFFER IS MADE ONLY FOR THE SHARES AND IS NOT MADE FOR ANY OPTIONS OR OTHER RIGHTS, IF ANY, TO PURCHASE OR TO RECEIVE IN EXCHANGE SHARES. ANY HOLDER OF SUCH OPTIONS OR OTHER RIGHTS (INCLUDING BENEFICIAL OWNERS OF FOREX CONVERTIBLE DEBENTURES) WHO WISHES TO ACCEPT THE OFFER MUST, TO THE EXTENT PERMITTED THEREBY AND HEREBY, EXERCISE THE OPTIONS OR RIGHTS IN ORDER TO OBTAIN CERTIFICATES REPRESENTING SHARES AND DEPOSIT SUCH SHARES IN ACCORDANCE WITH THE OFFER; PROVIDED, HOWEVER, THAT FOREX CONVERTIBLE DEBENTURES MAY BE DEPOSITED FOR CONVERSION CONDITIONAL UPON THE OFFEROR TAKING UP AND PAYING FOR THE SHARES DEPOSITED UNDER THE OFFER. THE BENEFICIAL OWNER OF ANY FOREX CONVERTIBLE DEBENTURE THAT IS SO CONVERTED WILL BE ENTITLED TO RECEIVE FROM FOREX ACCRUED AND UNPAID INTEREST THEREON UP TO THE DATE OF SUCH CONVERSION.

         The Offer is conditional upon certain events which are described in
Section 3 of the Offer, "Conditions of the Offer", including without limitation, the valid deposit of at least 66 2/3% of the Class A Multiple Voting Shares and at least 66 2/3% of the Class B Subordinate Voting Shares, calculated on a fully-diluted basis, which Shares shall not have been withdrawn at the Expiry Time.

         THE BOARD OF DIRECTORS OF FOREX HAS RECOMMENDED THAT SHAREHOLDERS AND THE BENEFICIAL OWNERS OF FOREX CONVERTIBLE DEBENTURES ACCEPT THE OFFER.

         The Class A Multiple Voting Shares and the Class B Subordinate Voting Shares of Forex are listed for trading on the Montreal Exchange (the "ME"). On June 21, 1999, the trading day immediately prior to the announcement by Forex that it had received expressions of interest to purchase Forex and on June 25, 1999, the last full trading day prior to the announcement of the Offeror's intention to make an offer for the Shares at $26.00 per Share, the closing price on the ME of the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares were $18.75 and $18.50, respectively, and $21.40 and $21.00, respectively. The average closing prices on the ME for the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares for the 20 trading days prior to the announcement of the Offeror's intention to make such prior offer were $16.40 and $15.90, respectively; thus, the price offered in the Offer represents a premium of 101.22% and 107.55%, respectively, on such average closing prices.

         MR. JEAN-JACQUES COSSETTE, THE COSSETTE FAMILY AND MEMBERS OF FOREX SENIOR MANAGEMENT HAVE AGREED TO DEPOSIT OR CAUSE TO BE DEPOSITED UNDER THE OFFER 8,369,412 CLASS A MULTIPLE VOTING SHARES AND 1,376,926 CLASS B SUBORDINATE VOTING SHARES (INCLUDING 1,100,000 CLASS B SUBORDINATE VOTING SHARES TO BE ISSUED PURSUANT TO THE EXERCISE OF OUTSTANDING OPTIONS), REPRESENTING APPROXIMATELY 74.9% OF THE OUTSTANDING CLASS A MULTIPLE VOTING SHARES AND 23.1% OF CLASS B SUBORDINATE VOTING SHARES (74.9% AND 11.6% ON A FULLY-DILUTED BASIS).

                 ----------------------------------------------
                     THE DEALER MANAGERS FOR THE OFFER ARE:
  NESBITT BURNS INC.                                        GOLDMAN SACHS CANADA

August 16, 1999

(CONTINUED FROM COVER PAGE)
         Shareholders or beneficial owners of Shares or Forex Convertible Debentures who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal (YELLOW for the Shares and GREEN for the Forex Convertible Debentures) or a manually executed facsimile thereof and deposit it, together with certificates representing their Shares, if applicable, at the office of Laurentian Trust of Canada Inc. (the "DEPOSITARY") shown on the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, a holder of Shares who desires to deposit Shares and whose certificates for such Shares are not immediately available may deposit certificates representing such Shares by following the procedures for guaranteed delivery set forth in Section 2 of the Offer, "Manner and Time of Acceptance". Certain Shareholders who elect to sell their Shares pursuant to the Note Option may, under certain circumstances, achieve, for Canadian tax purposes, a partial tax deferral of the capital gain realized on the sale of such Shares. See
Section 21 of the Circular, "Certain Income Tax Considerations".

         Questions and requests for assistance may be directed to the Dealer Managers or the Depositary and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, on request from those persons at their respective offices shown on the Letter of Transmittal. Persons whose Shares or Forex Convertible Debentures are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact their nominee holder for assistance.

         MEMBERS OF THE SOLICITING DEALER GROUP WILL BE PAID THE FEES DESCRIBED IN SECTION 20 OF THE CIRCULAR, "FINANCIAL ADVISOR AND SOLICITING DEALER MANAGER ARRANGEMENTS".

THE INSTALLMENT NOTES ISSUABLE PURSUANT TO THE OFFER HAVE NOT BEEN AND WILL NOT BE REGISTERED OR OTHERWISE QUALIFIED FOR DISTRIBUTION UNDER THE LAWS OF ANY JURISDICTION OUTSIDE OF CANADA AND, IN PARTICULAR, HAVE NOT AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933. NO INSTALLMENT NOTES WILL BE DELIVERED TO ANY PERSON (A "NON-CANADIAN SHAREHOLDER") WHO IS, OR WHO APPEARS TO THE OFFEROR OR THE DEPOSITARY TO BE, A RESIDENT WITHIN THE UNITED STATES OR ANY TERRITORY OR POSSESSION THEREOF, OR WHO IS, OR WHO APPEARS TO THE OFFEROR OR THE DEPOSITARY TO BE, A RESIDENT OF ANY OTHER FOREIGN JURISDICTION, UNLESS IT IS ESTABLISHED TO THE SATISFACTION OF THE OFFEROR, WHOSE DETERMINATION SHALL BE FINAL AND BINDING, THAT THE INSTALLMENT NOTES MAY BE LAWFULLY DELIVERED IN SUCH JURISDICTION WITHOUT FURTHER ACTION BY THE OFFEROR AND WITHOUT SUBJECTING THE OFFEROR TO ANY REGISTRATION, REPORTING OR OTHER SIMILAR REQUIREMENT.

If a depositing Non-Canadian Shareholder has nonetheless elected to receive Installment Notes, any Installment Note which would otherwise have been issuable to such Non-Canadian Shareholder shall be issued to the Depositary on behalf of such Non-Canadian Shareholder. The Depositary will sell the Installment Notes which such Non-Canadian Shareholder would otherwise have received and, in lieu of receiving such Installment Notes, such Non-Canadian Shareholder will receive an amount equal to the aggregate principal amount of such Installment Notes (net of all applicable expenses in respect of such sales and any applicable withholding taxes). See Section 13 of the Offer, "Shareholders Not Resident in Canada".


         On August 13, 1999, the Bank of Canada noon rate of exchange was Canadian $1.00 = United States $0.6767.


         ALL DOLLAR REFERENCES IN THE OFFER AND CIRCULAR ARE REFERENCES TO CANADIAN DOLLARS.



                           FORWARD LOOKING STATEMENTS

         Certain statements contained in the accompanying Circular under "Purpose of the Offer and the Offeror's Plans for Forex" and "Selected Historical and Pro Forma Consolidated Financial Information", in addition to certain statements contained elsewhere or incorporated in this document, are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR OR ITS AGENTS MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS THEY MAY DEEM NECESSARY TO EXTEND THE OFFER TO HOLDER OF SHARES IN SUCH JURISDICTION.


                                TABLE OF CONTENTS

                                                                                                               PAGE

SUMMARY...........................................................................................................4
DEFINITIONS.......................................................................................................9
OFFER............................................................................................................14
1. The Offer.....................................................................................................14
2. Manner and Time of Acceptance.................................................................................15
3. Conditions of the Offer.......................................................................................19
4. Extension and Variation of the Offer..........................................................................20
5. Take-up and Payment for Deposited Shares......................................................................21
6. Withdrawal of Deposited Shares and Forex Convertible Debentures...............................................22
7. Return of Deposited Shares and Forex Convertible Debentures...................................................23
8. Changes in Capitalization, Distributions and Liens............................................................23
9. Mail Service Interruption.....................................................................................24
10. Notice.......................................................................................................24
11. Acquisition of Shares Not Deposited..........................................................................25
12. Market Purchases during the Offer............................................................................25
13. Shareholders Not Resident in Canada..........................................................................25
14. Other Terms of the Offer.....................................................................................26

CIRCULAR.........................................................................................................28
1. The Offeror...................................................................................................28
2. Forex.........................................................................................................28
3. Background to the Offer.......................................................................................29
4. Arrangements with Controlling Shareholders....................................................................31
5. Arrangements with Forex.......................................................................................32
6. Purpose of the Offer and the Offeror's Plans for Forex........................................................34
7. Source of Funds...............................................................................................34
8. Selected Historical and Pro Forma Consolidated Financial Information..........................................35
9. Effect of the Offer on Market and Listings....................................................................35
10. Price Range and Trading Volume of Class A Multiple Voting Shares and Class B Subordinate Voting Shares.......36
11. Acquisition of Shares Not Deposited..........................................................................36
12. Regulatory Matters...........................................................................................40
13. Holdings of Securities of Forex..............................................................................41
14. Trading in Securities of Forex...............................................................................41
15. Commitments to Acquire Securities of Forex...................................................................41
16. Arrangements, Pre-Acquisition Agreements or Understandings...................................................41
17. Description of the Installment Notes.........................................................................42
18. Acceptance of the Offer......................................................................................47
19. Depositary...................................................................................................47
20. Financial Advisor and Soliciting Dealer Manager Arrangements.................................................48
21. Certain Income Tax Considerations............................................................................48
22. Expenses of the Offer........................................................................................52
23. Statutory Rights.............................................................................................52
CONSENTS.........................................................................................................53
APPROVAL AND CERTIFICATE.........................................................................................55
SCHEDULE I        -        INFORMATION CONCERNING
                           LOUISIANA-PACIFIC CORPORATION.........................................................
SCHEDULE II       -        LOUISIANA-PACIFIC CORPORATION -
                           HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS............................................
SCHEDULE III      -        LOUISIANA-PACIFIC CORPORATION -
                           PRO FORMA FINANCIAL DATA................................................................
SCHEDULE IV       -        LOUISIANA-PACIFIC ACQUISITION INC. - BALANCE SHEET......................................


                                     SUMMARY

         THE FOLLOWING IS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED PROVISIONS CONTAINED IN THE OFFER AND THE CIRCULAR. THE INFORMATION CONCERNING FOREX CONTAINED IN THE OFFER AND THE CIRCULAR HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS OR RECORDS ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND OTHER PUBLIC SOURCES AT THE TIME OF THE OFFER. SHAREHOLDERS ARE URGED TO READ THE OFFER AND THE CIRCULAR IN THEIR ENTIRETY. CERTAIN TERMS USED IN THIS SUMMARY ARE DEFINED UNDER "DEFINITIONS".


THE OFFER

         The Offeror is offering, upon the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Class A Multiple Voting Shares and Class B Subordinate Voting Shares (including the Class B Subordinate Voting Shares issuable upon the exercise of outstanding options and conversion of Forex Convertible Debentures) for a consideration per Share, at the option of the Shareholder, of:

         (a)  $33.00 in cash payable on the Effective Date (the "CASH OPTION");
              or

         (b) $33.00 in cash payable in five installments, together with interest as described herein (the "NOTE OPTION"); or

         (c)  any combination of the Cash Option and the Note Option.

         SHAREHOLDERS WHO DO NOT PROPERLY ELECT AN OPTION WITH RESPECT TO ANY SHARES DEPOSITED BY THEM PURSUANT TO THE OFFER WILL BE DEEMED TO HAVE ELECTED THE CASH OPTION IN RESPECT OF SUCH SHARES.


INSTALLMENT NOTES

         The Shareholders have the option to sell all or part of their Shares for $6.60 in cash payable on the Effective Date and $6.60 in cash payable at each of the first, second, third and fourth anniversary of the Effective Date, together with interest as described herein, with the right to receive the payments due after the Effective Date being evidenced by an Installment Note. The Installment Notes will bear interest during each Interest Period at a rate per annum determined by the Offeror to be equal to the Canadian LIBOR Rate plus the Margin. Such interest will be payable quarterly in arrears. The Installment Notes will be unsecured obligations of the Offeror but will be unconditionally guaranteed by Louisiana-Pacific.

         The principal amount of any Installment Note which would not otherwise be an integral multiple of $1,000 will be rounded down to the nearest integral multiple of $1,000, and the amount of cash payable to the recipient thereof on the Effective Date will be increased by a corresponding amount. The Installment Notes will not be listed or posted for trading on any stock exchange.

LOCK-UP AGREEMENT

         Pursuant to the Amended and Restated Lock-up Agreement entered into on August 12, 1999, Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management have agreed to deposit under the Offer and, except as provided in the Amended and Restated Lock-up Agreement, not withdraw, 8,369,412 Class A Multiple Voting Shares and 1,376,926 Class B Subordinate Voting Shares (including 1,100,000 Class B Subordinate voting Shares to be issued pursuant to the exercise of outstanding options), representing approximately 74.9% of the outstanding Class A Multiple Voting Shares (74.9% on a fully diluted basis) and 23.1% of the outstanding Class B Subordinate Voting Shares (11.6% on a fully-diluted basis).

ARRANGEMENTS WITH FOREX

         On August 12, 1999, Louisiana-Pacific entered into the Amended and Restated Support Agreement with Forex which provides, among other things, that Louisiana-Pacific will, directly or indirectly, make the Offer and pursuant to which Forex represented and confirmed to Louisiana-Pacific, among other things, that Forex's board of directors, upon consultation with its financial and legal advisors, had determined that the Offer is fair to the Shareholders, that the Offer is in the best interest of Forex and the Shareholders and that its board of directors had decided to recommend that the Shareholders and beneficial owners of Forex Convertible Debentures accept the Offer. The Amended and Restated Support Agreement also provides that Forex will not, INTER ALIA, solicit, initiate or knowingly encourage or facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal or participate in any discussions or negotiations regarding any Acquisition Proposal, provided, however, that, subject to the satisfaction of certain conditions, the board of directors of Forex is permitted to consider, negotiate, approve, recommend to the Shareholders or enter into an agreement in respect of an unsolicited BONA FIDE written Acquisition Proposal that the board of directors of Forex determines in good faith would result in a transaction more favourable to the Shareholders than the Offer (a "SUPERIOR PROPOSAL").

         Before Forex accepts, approves, recommends or enters into any agreement in respect of an Acquisition Proposal on the basis that it would constitute a Superior Proposal, Forex must notify the Offeror of its BONA fide intention to do so and provide the Offeror with a copy of the documentation relating to such Acquisition Proposal, whereupon the Offeror will have five business days to offer, if it so chooses, to amend the terms of the Amended and Restated Support Agreement. If the Offeror timely offers to amend the terms of the Amended and Restated Support Agreement, Forex's board of directors will be obligated to consider the Offeror's offer in good faith. If Forex's board of directors determines that the Offeror's offer, upon acceptance, would result in the Acquisition Proposal not being a Superior Proposal, Forex will be required to enter into an amended agreement reflecting the Offeror's offer.

         If the Amended and Restated Support Agreement is terminated as a result of the board of directors of Forex approving or recommending a Superior Proposal, and in certain other circumstances, Forex will be required to pay to the Offeror the sum of $29.8 million.

TIME FOR ACCEPTANCE

         The Offer is open for acceptance until 5:00 p.m., Montreal time, on September 9, 1999 subject to certain rights of extension and withdrawal.

CONDITIONS OF THE OFFER

         The Offeror reserves the right to withdraw the Offer and not take up and pay for any Shares deposited under the Offer unless the conditions described in Section 3 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror, including, without limitation, the valid deposit of not less than 66 2/3% of the Class A Multiple Voting Shares and not less than 66 2/3% of the Class B Subordinate Voting Shares (calculated on a fully-diluted basis), which Shares shall not have been withdrawn at the Expiry Time.

THE OFFEROR AND LOUISIANA-PACIFIC

         The Offeror is a wholly-owned indirect subsidiary of Louisiana-Pacific. The Offeror was incorporated on July 15, 1999 under the laws of Quebec for the purpose of making the Offer and has not otherwise carried on any business activity.

         Louisiana-Pacific is a major building products firm, operating approximately 83 facilities in the United States, Canada and Ireland. Louisiana-Pacific's principal products are OSB, plywood (OSB and plywood constitute structural panel products), lumber, engineered wood products, exterior siding, industrial panel products, specialty products and pulp. With the exception of pulp, Louisiana-Pacific's products are used primarily in the construction, repair, remodeling and manufacturing of traditional and manufactured housing. Louisiana-Pacific distributes its building products primarily through third-party distributors and home centres.

         Louisiana-Pacific was incorporated in 1972 under the laws of Delaware. Louisiana-Pacific's executive offices are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204.

         As of the date hereof, neither Louisiana-Pacific nor the Offeror beneficially owns, directly or indirectly, any Shares.

FOREX

         Forex is Canada's leading producer of OSB and the fourth largest in North America.

         Forex owns and operates three modern OSB plants for a total annual production capacity of 1,450,000 cubic metres of OSB. Those mills are all located in the Province of Quebec: one in Saint-Michel-des-Saints, one in Chambord and one in Maniwaki.

         Forex also operates in the Province of Quebec one softwood sawmill located in Saint-Michel-des-Saints with an annual production capacity of 90,000,000 board feet and one hardwood sawmill located in Lac-Bouchette (near Chambord) with an annual production capacity of 32,000,000 board feet.

         Each OSB and sawmill plant benefits from a 25-year timber supply and forest management agreement with the Government of Quebec, which is renewable every five years for another 25-year term. These agreements allow Forex to enjoy an annual aggregate wood supply of approximately 2.5 million cubic metres, managed on a sustainable basis.

         Forex has 750 employees and also uses the services of some 1,500 forestry and transportation contractors.

         Through its Heli Forex and CRL Technologies Divisions, Forex is also active in air transport and avionics.

PURPOSE OF THE OFFER

         The purpose of the Offer is to enable the Offeror to acquire all the Class A Multiple Voting Shares and Class B Subordinate Voting Shares. See
Section 6 of the Circular, "Purpose of the Offer and the Offeror's Plans for Forex".

MANNER OF ACCEPTANCE

         The Offer is made only for the Shares and is not made for any option or other rights, if any, to purchase or to receive in exchange Shares. Any holder of such options or other rights (including Forex Convertible Debentures), who wishes to accept the Offer must, to the extent permitted thereby and hereby, exercise the options or rights in order to obtain certificates representing Shares and deposit such Shares in accordance with the Offer; provided, however, that Forex Convertible Debentures may be deposited for conversion conditional upon the Offeror taking up and paying for the Shares deposited under the Offer.

         A Shareholder or beneficial owner of Forex Convertible Debentures wishing to accept the Offer must deposit the certificate(s) representing its Shares, if applicable, together with a properly completed Letter of Transmittal (YELLOW for the Shares and GREEN for the Forex Convertible Debentures) or a manually signed facsimile thereof and all other documents required by the Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal not later than the Expiry Time. The Letter of Transmittal for the Forex Convertible Debentures provides that the conversion of the Forex Convertible Debentures is expressly subject to the Offeror taking up and paying for the Shares deposited under the Offer. Instructions are contained in the Letter of Transmittal which accompanies the Offer. Persons whose Shares or Forex Convertible Debentures are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the deposit of their Shares or Forex Convertible Debentures.

         In lieu of depositing certificates as aforesaid, Shares may be deposited in accordance with the procedures for guaranteed delivery, as set forth in Section 2 of the Offer, "Manner and Time of Acceptance".

         Alternatively, a Shareholder who owns Shares indirectly through a Special Holdco may accept the Offer by selling to the Offeror all of the outstanding shares of such Special Holdco in accordance with the procedure described in Section 2 of the Offer, "Manner and Time of Acceptance".

PAYMENT

         Subject to the terms and conditions of the Offer, the Offeror will take up and pay for the Shares validly deposited under the Offer and not withdrawn within the time periods prescribed by applicable securities laws. The cash portion of the consideration offered is payable in Canadian dollars. See Section 5 of the Offer, "Take-up and Payment for Deposited Shares".

WITHDRAWAL OF DEPOSITED SHARES

         All deposits of Shares or Forex Convertible Debentures are irrevocable, except as provided in Section 6 of the Offer, "Withdrawal of Deposited Shares and Forex Convertible Debentures".

ACQUISITION OF SHARES NOT DEPOSITED

         The Offeror currently intends to acquire the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of Section 51 of the COMPANIES ACT (Quebec) if at least 9/10 of the outstanding Class A Multiple Voting Shares or 9/10 of the outstanding Class B Subordinate Voting Shares are deposited under the Offer and not withdrawn. If the Offeror takes up and pays for Shares validly deposited under the Offer and acquires less than 9/10 of the outstanding Class A Multiple Voting Shares or Class B Subordinate Voting Shares or the compulsory acquisition provisions of the COMPANIES ACT (Quebec) are otherwise unavailable, the Offeror currently intends to consider other means of acquiring, directly or indirectly, all of the Shares of Forex available in accordance with applicable law, including a Subsequent Acquisition Transaction. Notwithstanding the fact that the Compulsory Acquisition provisions of the COMPANIES ACT (Quebec) may be available, the Offeror may nonetheless elect to propose a Subsequent Acquisition Transaction. See Section 11 of the Circular, "Acquisition of Shares Not Deposited".

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following table sets out certain unaudited historical consolidated financial information for Louisiana-Pacific as at and for the six months ended June 30, 1999 and certain audited historical consolidated financial information and unaudited pro forma consolidated financial information for Louisiana-Pacific as at and for the year ended December 31, 1998. The historical consolidated financial information is extracted from and should be read in conjunction with the financial statements of Louisiana-Pacific and accompanying notes set forth in Schedule II to the Circular. The pro forma consolidated financial information is extracted from and should be read in conjunction with the pro forma financial data of Louisiana-Pacific and accompanying notes set forth in Schedule III to the Circular. The amounts in the following table have been converted to Canadian Generally Accepted Accounting Principles.


                                                                                                    PRO FORMA
                                                   SIX MONTHS ENDED          YEAR ENDED             YEAR ENDED
                                                     JUNE 30, 1999        DECEMBER 31, 1998     DECEMBER 31, 1998
                                                   ----------------       -----------------     -----------------
                                                             (in million US$, except per share amounts)
Total revenue.............................           $ 1,368.6               $ 2,297.1             $ 2,452.3
Net income (loss).........................               112.1                     2.0                 (26.3)
Net income (loss) per share - basic and diluted           1.05                    0.02                 (0.24)
Total Assets..............................             2,844.4                 2,560.2               3,226.7
Long-term debt............................               578.1                   459.8               1,085.5
Shareholders' equity......................             1,355.8                 1,269.9               1,269.9
Cash flow from operations.................               211.3                   123.0                 N/A


CERTAIN INCOME TAX CONSIDERATIONS

         The sale of Shares under the Offer will be a taxable disposition for Canadian federal income tax purposes. In general, Shareholders will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received for the Shares, net of disposition costs, exceed (or are less than) the adjusted cost base thereof. Certain Shareholders who elect to sell their Shares pursuant to the Note Option may, under certain circumstances, achieve, for Canadian tax purposes, a partial tax deferral of the capital gain realized on the sale of such Shares. See Section 21 of the Circular, "Certain Income Tax Considerations".

DEPOSITARY

         Laurentian Trust of Canada Inc. is acting as Depositary under the Offer. The Depositary will receive deposits of certificates representing the Shares and Letter of Transmittal for Shares and Forex Convertible Debentures at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its Montreal office. The Depositary is also responsible for giving notices, if required, and for making payment on behalf of the Offeror for all Shares purchased by the Offeror under the Offer. See Section 19 of the Circular, "Depositary".

FINANCIAL ADVISOR, DEALER MANAGERS AND SOLICITING DEALER GROUP

         Goldman, Sachs & Co. has been retained to act as exclusive financial advisor to Louisiana-Pacific in connection with the acquisition of Forex. Nesbitt Burns Inc. and Goldman Sachs Canada are the Dealer Managers in Canada in connection with the Offer. In addition, Nesbitt Burns Inc. will form a Soliciting Dealer Group comprising members of the Investment Dealer Association of Canada and members of the TSE and ME to solicit acceptances in Canada of the Offer.

         No brokerage fees or commissions will be payable by any holder who deposits Shares or Forex Convertible Debentures directly with the Depositary or who uses the services of the Dealer Managers or a member of the Soliciting Dealer Group to accept the Offer. Shareholders or beneficial owners of Forex Convertible Debentures should contact the Depositary, the Dealer Managers or a broker or investment dealer for assistance in accepting the Offer and in depositing Shares or Forex Convertible Debentures with the Depositary. See
Section 20 of the Circular, "Financial Advisor and Soliciting Dealer Manager Arrangements".

                                   DEFINITIONS

         IN THE OFFER AND THE CIRCULAR, UNLESS THE SUBJECT MATTER OR CONTEXT IS INCONSISTENT THEREWITH, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW.

"ACCEPTANCE ALTERNATIVE" means the option of a holder of Shares held indirectly through one or more Special Holdcos to participate in the Offer by depositing (in lieu of such Shares) all of such person's Special Holdco Shares to the Offer, for a consideration identical to the consideration that would have been received if such Shares had been deposited directly under the Offer.

"ACQUISITION PROPOSAL" means any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of a material number of shares or rights or interests therein or thereto or similar transactions involving Forex or any Subsidiaries, or a proposal to do so, excluding the Offer.

"AFFILIATE" has the meaning ascribed thereto in the SECURITIES ACT (Quebec).

"AGENCY INDENTURE" means the Agency Indenture made as of March 12, 1997 between Forex, Levesque Beaubien Geoffrion Inc. and Laurentian Trust of Canada Inc., as agent, and providing for the issue of up to $33 million, 8% Convertible Unsecured Subordinated Debentures of Forex;

"AMENDED AND RESTATED LOCK-UP AGREEMENT" means the agreement dated August 12, 1999 entered into by Louisiana-Pacific with Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management pursuant to which Louisiana-Pacific agreed to cause the Offeror to make the Offer and Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management agreed to tender the Lock-up Shares in acceptance of the Offer.

"AMENDED AND RESTATED SUPPORT AGREEMENT" means the agreement dated August 12, 1999 entered into between Forex and Louisiana-Pacific described under Section 5 of the Circular, "Arrangements with Forex".

"ASSOCIATE" has the meaning ascribed thereto in the SECURITIES ACT (Quebec).

"BREAK FEE EVENT" means an event which shall occur if the board of directors of Forex shall withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offer, or approve or recommend any Superior Proposal, or determine that any Acquisition Proposal is a Superior Proposal, or shall fail to reaffirm such approval or recommendation upon the Offeror's request, or take or resolve to take any of the foregoing actions.

"BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banking institutions in Montreal, Quebec are authorized or obligated by law to close.

"CAAFS" means the timber supply and forest management agreements between Forex and the Ministry of Natural Resources (Quebec) pursuant to which Forex obtains substantial wood.

"CANADIAN LIBOR RATE" means, in respect of each Interest Period, the London Interbank market rate of interest for deposits in Canadian dollars in amounts comparable to that of the aggregate principal amount of the Installment Notes for a 90-day period which appears on Telerate Page 3740 of the Dow Jones Telerate Service (or such other page as may be designated as a replacement page for such deposits) as of 11:00 a.m. (London time) two business days in London before the first day of such Interest Period; provided that if such rate is not available as of such time, then the rate for such Interest Period shall mean a rate determined by the Offeror, acting reasonably, that most closely approximates such rate.

"CASH OPTION" means the option under the Offer to receive $33.00 in cash per Share on the Effective Date.

"CIRCULAR" means the offering circular accompanying the Offer and forming part hereof.

"CLASS A MULTIPLE VOTING SHARES" means the Class A Multiple Voting Shares in the share capital of Forex, as currently constituted.

"CLASS B SUBORDINATE VOTING SHARES" means the Class B Subordinate Voting Shares in the share capital of Forex, including the Class B Subordinate Voting Shares issuable upon the exercise of outstanding options and conversion of Forex Convertible Debentures.

"COMMISSIONER" means the Commissioner of Competition appointed under the COMPETITION ACT (Canada).

"COMPULSORY ACQUISITION" has the meaning ascribed thereto in Section 11 of the Circular, "Acquisition of Shares Not Deposited - Compulsory Acquisition".

"COSSETTE FAMILY" means, collectively, the individual members of the Cossette family and/or their holding companies who entered into the Amended and Restated Lock-up Agreement, other than Mr. Jean-Jacques Cossette, being: Viviane Cossette, Fernand Cossette, Marcel Cossette, 2954-7635 Quebec Inc. and 9008-6760 Quebec Inc.

"DEALER MANAGERS" means Nesbitt Burns Inc. and Goldman Sachs Canada.

"DEPOSITARY" means Laurentian Trust of Canada Inc. at the office specified in the Letter of Transmittal.

"EFFECTIVE DATE" has the meaning ascribed thereto in Section 2 of the Offer, "Manner and Time of Acceptance -
Power of Attorney".

"ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada or a member firm of the ME or the TSE.

"EXPIRY DATE" means September 9, 1999 or such later date or dates, no later than December 31, 1999, as may be fixed by the Offeror from time to time pursuant to
Section 4 of the Offer, "Extension and Variation of the Offer".

"EXPIRY TIME" means 5:00 p.m., Montreal time, on the Expiry Date.

"FOREX" means Le Groupe Forex Inc., a company incorporated under Part 1A of the COMPANIES ACT (Quebec).

"FOREX CONVERTIBLE DEBENTURES" means the 8% convertible unsecured subordinated debentures issued by Forex under the Agency Indenture.

"FOREX CONVERTIBLE DEBENTURE CONVERSION RIGHTS" means the rights attaching to the Forex Convertible Debentures entitling the beneficial owners thereof to convert such Forex Convertible Debentures into Shares in accordance with the terms thereof.

"FOREX DIRECTORS' CIRCULAR" means the circular dated August 16, 1999 of the board of directors of Forex mailed contemporaneously with the Offer.

"FULLY-DILUTED BASIS" means, with respect to the number of outstanding Class A Multiple Voting Shares or Class B Subordinate Voting Shares at any time, such number of outstanding Class A Multiple Voting Shares or Class B Subordinate Voting Shares calculated assuming that all outstanding options and other rights (including the Forex Convertible Debentures) to purchase or receive in exchange Class A Multiple Voting Shares or Class B Subordinate Voting Shares are exercised.

"GOING PRIVATE TRANSACTION" unless otherwise defined has the meaning ascribed thereto in Policy 9.1 and Policy Q-27.

"INDEPENDENT COMMITTEE" means the independent committee of the board of directors of Forex formed for the purposes of, among other things, reviewing the Offer and making representations to the board of directors of Forex in light thereof.

"INSTALLMENT NOTES" has the meaning ascribed thereto in Section 17 of the Circular, "Description of the Installment Notes".

"INTEREST PERIOD" means initially, the period commencing on the Expiry Date and ending on December 31, 1999, and thereafter each calendar quarter (or shorter period in the event of repayment of the Installment Notes); provided that interest shall accrue for the first day of each Interest Period and each day thereafter up to but (provided that interest is timely paid) excluding the last day of such Interest Period.

"JEAN-JACQUES COSSETTE" means collectively, Mr. Jean-Jacques Cossette and his holding companies, Placements AI-VI Inc. and 2330-3076 Quebec Inc., who entered into the Amended and Restated Lock-up Agreement.

"LETTER OF TRANSMITTAL" means a Letter of Transmittal in the form (YELLOW for the Shares and GREEN for the Forex Convertible Debentures) accompanying the Offer and the Circular, or a facsimile thereof.

"LOCK-UP AGREEMENT" means the agreement dated June 25, 1999, as amended on July 21, 1999 and on August 2, 1999, entered into by Louisiana-Pacific with Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management with respect to an offer by the Offeror to purchase the Shares for $26.00 per Share on June 25, 1999 and $31.00 per Share on August 2, 1999 but otherwise providing for substantially the same terms and conditions as the Amended and Restated Lock-up Agreement.

"LOCK-UP SHARES" means the 8,369,412 Class A Multiple Voting Shares (being approximately 74.9% of the outstanding Class A Multiple Voting shares on a fully diluted basis) and 1,376,926 Class B Subordinate Voting Shares, including 1,100,000 Class B Subordinate Voting Shares to be issued pursuant to the exercise of outstanding options owned by Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management (being approximately 11.6% of the outstanding Class B Subordinate Voting Shares on a fully diluted basis), which are subject to the Amended and Restated Lock-up Agreement.

"LOUISIANA-PACIFIC" means Louisiana-Pacific Corporation, a company incorporated under the laws of Delaware.

"MARGIN" means, in respect of each Interest Period, a rate per annum equal to the rate set forth below opposite the applicable rating assigned to Louisiana-Pacific's long-term debt by Moody's Investors Services Inc. or Standard & Poor's Corporation as in effect two business days before the first day of such Interest Period; provided that (i) if ratings assigned by both Moody's Investors Services Inc. and Standard & Poor's Corporation are in effect on the relevant date and would result in two different Margins, the lower of such Margins shall be used, (ii) the Margin shall in no event be less than 0.25% or greater than 1.25%, and (iii) if no rating assigned by Moody's Investors Services Inc. or Standard & Poor's Corporation is in effect on the relevant date, the Margin shall be 0.75%.


           MOODY'S                      S & P                     MARGIN
           -------                      -----                     ------
              A2                          A                        0.25%
              A3                          A-                       0.50%
            Baa1                        BBB+                       0.75%
            Baa2                        BBB                        1.00%
            Baa3                        BBB-                       1.25%

"ME" means the Montreal Exchange.

"MEMBERS OF FOREX SENIOR MANAGEMENT" means Messrs. Andre J. Lascelle, Pierre Moreau and Normand Farrell.

"MINIMUM CONDITION" has the meaning ascribed thereto in Section 3 of the Offer, "Conditions of the Offer".

"NON-CANADIAN SHAREHOLDERS" means any Shareholder who is, or who appears to the Offeror or to the Depositary to be, a resident within the United States or any territory or possession thereof or any Shareholder who is, or who appears to the Offeror or the Depositary to be, a resident of any other foreign jurisdiction, unless it is established to the satisfaction of the Offeror, whose determination shall be final and binding , that any Installment Notes issuable to such Shareholder pursuant to the Offer may be lawfully delivered in such jurisdiction without further action by the Offeror and without subjecting the Offeror to any registration, reporting or other similar requirement.

"NOTE OPTION" means the option under the Offer to receive $6.60 in cash payable on the Effective Date and $6.60 in cash payable at each of the first, second, third and fourth anniversary of the Effective Date, together with interest as described herein, with the right to receive the payments due after the Effective Date being evidenced by an Installment Note.

"NOTICE OF GUARANTEED DELIVERY" means a Notice of Guaranteed Delivery in the form accompanying the Offer and the Circular, or a facsimile thereof.

"OFFER" means the Offer by Louisiana-Pacific to purchase all of the Class A Multiple Voting Shares and all of the Class B Subordinate Voting Shares (including the Class B Subordinate Voting Shares issuable upon the exercise of outstanding options and conversion of Forex Convertible Debentures) made hereby, the terms and conditions of which are set forth herein, in the Letter of Transmittal and in the Notice of Guaranteed Delivery.

"OFFEROR" means Louisiana-Pacific Acquisition Inc., a company incorporated under the Part 1A of the COMPANIES ACT (Quebec) and a wholly-owned indirect subsidiary of Louisiana-Pacific.

"OFFER PERIOD" means the period commencing on August 16, 1999 and ending at the Expiry Time.

"OPTIONS" means the Cash Option and the Note Option and "OPTION" means any one of them.

"OSB" means oriented strand board.

"OSC" means the Ontario Securities Commission.

"OTHER SECURITIES" has the meaning ascribed in Section 2 of the Offer, "Manner and Time of Acceptance - Power of Attorney".

"PERSON" includes an individual, body corporate, partnership, syndicate or other form of unincorporated association.

"POLICY 9.1" means Policy Statement No. 9.1 of the OSC.

"POLICY Q-27" means Policy Q-27 of the QSC.

"PUBLIC CORPORATION" has the meaning ascribed thereto in the Tax Act.

"PURCHASED SECURITIES" has the meaning ascribed thereto in Section 2 of the Offer, "Manner and Time of Acceptance - Power of Attorney".

"QSC" means the Commission des valeurs mobilieres du Quebec.

"SHAREHOLDERS" means the holders of Class A Multiple Voting Shares or Class B Subordinate Voting Shares.

"SHARES" means, collectively, the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares of Forex and includes a reference to either class where the context requires.

"SOLICITING DEALER GROUP" means the Soliciting Dealer Group to be formed by Nesbitt Burns Inc. for the purpose of soliciting acceptances of the Offer from Shareholders.

"SPECIAL HOLDCO" means a single-purpose holding company, incorporated under the laws of Quebec which is a resident of Canada for the purposes of the Tax Act, that owns Shares and never had any assets other than Shares and never had any liabilities whatsoever.

"SPECIAL HOLDCO SHARES" means the shares of a Special Holdco.

"SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto in Section 11 of the Circular, "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction".

"SUBSIDIARY" has the meaning ascribed thereto in the SECURITIES ACT (Quebec).

"SUPERIOR PROPOSAL" has the meaning ascribed thereto in Section 5 of the Circular, "Arrangements with Forex".

"SUPPORT AGREEMENT" means the agreement dated June 25, 1999, as amended on July 21, 1999 and on August 2, 1999, entered into between Forex and Louisiana-Pacific with respect to an offer by the Offeror to purchase the Shares for $26.00 per Share on June 25, 1999 and $31.00 per Share on August 2, 1999 but otherwise providing for substantially the same terms and conditions as the Amended and Restated Support Agreement.

"TAX ACT" means the INCOME TAX ACT (Canada), as amended.

"TENDER AGREEMENT" has the meaning ascribed thereto in Section 2 of the Offer, "Manner and Time of Acceptance".

"TSE" means The Toronto Stock Exchange.

                                      OFFER

TO:      THE HOLDERS OF CLASS A MULTIPLE VOTING SHARES OF FOREX AND

         THE HOLDERS OF CLASS B SUBORDINATE VOTING SHARES OF FOREX

1.       THE OFFER

         The Offeror hereby offers to purchase, during the Offer Period and on the terms and subject to the conditions hereinafter specified, all of the issued and outstanding Shares, including any Class B Subordinate Voting Shares which may become outstanding on the exercise of outstanding options or conversion of Forex Convertible Debentures prior to the Expiry Time, for a consideration per Share, at the option of the Shareholder, of:

         (a)  $33.00 in cash payable on the Effective Date (the "CASH OPTION");
              or

         (b) $33.00 in cash payable in five installments, together with interest as described herein (the "NOTE OPTION"); or

         (c)  any combination of the Cash Option and the Note Option.

         The Shareholders have the option to sell all or part of their Shares for $6.60 in cash payable on the Effective Date and $6.60 in cash payable at each of the first, second, third and fourth anniversary of the Effective Date, together with interest as described herein, with the right to receive the payments due after the Effective Date being evidenced by an Installment Note. The Installment Notes will bear interest during each Interest Period at a rate per annum determined by the Offeror to be equal to the Canadian LIBOR rate plus the Margin. Such interest will be payable quarterly in arrears. The Installment Notes will be unsecured obligations of the Offeror but will be unconditionally guaranteed by Louisiana-Pacific.

         The principal amount of any Installment Note which would not otherwise be an integral multiple of $1,000 will be rounded down to the nearest integral multiple of $1,000, and the amount of cash payable to the recipient thereof on the Effective Date will be increased by a corresponding amount. The Installment Notes will not be listed or posted for trading on any stock exchange.

         Shareholders or beneficial owners of Forex Convertible Debentures wishing to accept the Offer may elect any Option with respect to the Shares or Forex Convertible Debentures deposited by them pursuant to the Offer. The Letter of Transmittal (YELLOW for the Shares and GREEN for the Forex Convertible Debentures) and Notice of Guaranteed Delivery accompanying this Offer and Circular set forth the manner in which such election may be made. Shareholders or beneficial owners of Forex Convertible Debentures who otherwise validly accept the Offer but fail to make such election or to properly make such election in the Letter of Transmittal or in a Notice of Guaranteed Delivery shall be deemed to have elected to receive the Cash Option for each of the Shares or Forex Convertible Debentures which they have deposited.

         The Offer is made only for the Shares and is not made for any options or other rights, if any, to purchase or to receive in exchange Shares. Any holder of such options or other rights (including Forex Convertible Debentures), who wishes to accept the Offer must, to the extent permitted thereby and hereby, exercise the options or rights in order to obtain certificates representing Shares and deposit such Shares in accordance with the Offer; provided, however, that Forex Convertible Debentures may be deposited for conversion conditional upon the Offeror taking up and paying for the Shares deposited under the Offer.

         Beneficial owners of Forex Convertible Debentures wishing to accept the Offer must first convert their Forex Convertible Debentures into Class B Subordinate Voting Shares by completing Part I of the GREEN Letter of Transmittal. Pursuant to the terms of the said Letter of Transmittal, a beneficial owner of Forex Convertible Debentures executing and delivering same in accordance with the provisions of the Offer conditionally converts his Forex Convertible Debentures into Class B Subordinate Voting Shares (Part I) and deposits under the Offer the

Class B Subordinate Voting Shares to be issued as a result of the conversion of the Forex Convertible Debentures (Part II). Such Letter of Transmittal provides that the conversion is expressly conditional upon the Offeror taking up and paying for the Shares deposited under the Offer.

         Depositing Shareholders and beneficial owners of Forex Convertible Debentures will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Shares or Forex Convertible Debentures directly with the Depositary or if they use the services of the Dealer Managers or a member of the Soliciting Dealer Group to accept the Offer. See Section 20 of the Circular, "Financial Advisor and Soliciting Dealer Manager Arrangements".

         The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.

2.       MANNER AND TIME OF ACCEPTANCE

         The Offer is open for acceptance until the Expiry Time or until such time and date to which the Offer may be extended by the Offeror at its sole discretion.

         ACCEPTANCE OF OFFER

         The Offer may be accepted by delivering to the Depositary at the office mentioned in the Letter of Transmittal so as to arrive there not later than the Expiry Time:

         (a) the certificate or certificates representing the Shares, if applicable, in respect of which the Offer is being accepted;

         (b) the Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

         (c) all other documents required by the instructions set out in the Letter of Transmittal.

         In lieu of depositing certificates, Shares may be deposited in compliance with the procedures for guaranteed delivery as set forth below.

         Except as provided in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal for the Shares is executed by a person other than the registered holder of the certificate(s) deposited therewith, the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power duly and properly completed by the registered holder, with the signature on the endorsement panel or securities transfer power guaranteed by an Eligible Institution.

         PROCEDURE FOR GUARANTEED DELIVERY

         If a Shareholder wishes to accept the Offer and either (i) the certificates representing the Shares are not immediately available, or (ii) such Shareholder is not able to deliver the certificates and all other required documents to the Depositary prior to the Expiry Time, such Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

         (a) a properly completed and duly executed Notice of Guaranteed Delivery, or a manually signed facsimile thereof, is received by the Depositary at its Montreal office set forth in the Notice of Guaranteed Delivery, not later than the Expiry Time;

         (b)  such deposit is made by or through an Eligible Institution; and

         (c) the certificates representing deposited Shares, in proper form for transfer (as described below) together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, relating to the Shares and all other documents required by the Letter of Transmittal, are received by the Depositary at the same office at which the Notice of Guaranteed Delivery was originally deposited on or before 4:30 p.m. (local time) on the third trading day on the ME after the Expiry Date.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee to deliver by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         GENERAL

         In all cases, payment for the Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of certificates representing the Shares, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, relating to such Shares, with the signatures guaranteed by an Eligible Institution, if required, in accordance with the instructions in the Letter of Transmittal, and any other required documents.

         THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. THE OFFEROR RECOMMENDS THAT SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT OBTAINED OR, IF MAILED, THAT REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED.

         Persons whose Shares or Forex Convertible Debentures are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the deposit of their Shares or Forex Convertible Debentures.

         All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Shares. There shall be no duty or obligation on the Offeror, the Dealer Managers, the Depositary or any other person to give notice of any defect or irregularity in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding.

         The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out herein.

         POWER OF ATTORNEY

         The execution of a Letter of Transmittal by a Shareholder irrevocably constitutes and appoints the Depositary and any officer of the Offeror, and each of them, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Shares covered by the Letter of Transmittal with respect to the Shares deposited under the Letter of Transmittal which are taken up and paid for under the Offer (the "PURCHASED SECURITIES") with respect to any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after June 25, 1999 (the "OTHER SECURITIES").

         The power of attorney granted irrevocably upon execution of the Letter of Transmittal shall be effective on and after the date that the Offeror takes up and pays for the Purchased Securities (the "EFFECTIVE DATE") with full power of substitution, in the name and on behalf of such holder (such power of attorney being deemed to be an irrevocable power coupled with an interest): (a) to register or record, transfer and enter the transfer of Purchased

Securities and any Other Securities on the appropriate register of holders maintained by the registrar for Forex; and (b) to exercise any and all of the rights of the holder of the Purchased Securities and Other Securities, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities and Other Securities, revoke any such instrument, authorization or consent given prior to, on, or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy holder or the proxy nominee or nominees of such holder of Shares in respect of such Purchased Securities and such Other Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournment or adjournments thereof) of holders of securities of Forex, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Securities and Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Securities or Other Securities. Furthermore, a holder of Purchased Securities or Other Securities who executes a Letter of Transmittal agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment or adjournments thereof) of Shareholders and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Securities and Other Securities and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy holder or the proxy nominee or nominees of the holder of the Purchased Securities and Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Securities or Other Securities who executes a Letter of Transmittal covenants to execute, upon request, any additional documents necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities and the Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.

         DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

         The deposit of Shares pursuant to the procedures described above will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Shares (and any Other Securities) being deposited; (ii) such Shareholder depositing the Shares (and any other Securities), or on whose behalf such Shares (and any other Securities) are being deposited, has good title to and is the beneficial owner of the Shares (and any Other Securities) being deposited; (iii) the deposit of such Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

         ACCEPTANCE ALTERNATIVE FOR HOLDING COMPANIES

         Pursuant to the Amended and Restated Lock-up Agreement, Louisiana-Pacific has agreed to permit any Shareholder who holds Shares indirectly through a Special Holdco to participate in the Offer by depositing all of such holder's shares of that Special Holdco pursuant to the Offer, in lieu of depositing such Shares, for a consideration identical to that which the Shareholder would have been entitled to receive had such Shares been deposited under the Offer.

         Provided the terms and conditions set forth below have been satisfied and the applicable conditions of the Offer have been satisfied or waived prior to the time by which the Offeror is obliged to take up and pay for the Shares under the Offer, the Offeror will purchase all of a holder's Special Holdco Shares from such holder where the holder has advised the Offeror that it wishes to take advantage of the Acceptance Alternative. The Offeror currently intends to wind up each Special Holdco, the shares of which have been acquired under the Acceptance Alternative, into the Offeror under the voluntary winding-up or dissolution procedures of the COMPANIES ACT (Quebec), or to amalgamate the Special Holdco with the Offeror (thereby directly holding the Shares previously held by the Special Holdco) or Forex.

         The Acceptance Alternative will be available to an indirect holder of Shares provided all of the following terms and conditions are satisfied:

         (a)  the holder holds such Shares indirectly through a Special Holdco;

         (b) the holder advises the Offeror in writing, with a copy to the Depositary, at or before 5:00 p.m. Montreal time on a date that is at least 10 calendar days prior to the Expiry Date, that it wishes to take advantage of the Acceptance Alternative should it accept the Offer;

         (c) if required by the Offeror, the holder properly completes and signs a letter of acceptance and transmittal (in a form to be provided by the Depositary for such purpose) in respect of its Special Holdco Shares and deposits such letter of acceptance and transmittal, together with the certificates representing such holder's Special Holdco Shares and the Shares in respect of which such Special Holdco Shares are being tendered, with the Depositary prior to the Expiry Time;

         (d) all of the issued and outstanding shares of the Special Holdco are tendered pursuant to the Offer in accordance with the procedures set out herein;

         (e) the holder and the Special Holdco enter into an agreement (the "TENDER AGREEMENT") with the Offeror on terms and conditions and in a form satisfactory to the Offeror and containing (i) representations and warranties concerning the Special Holdco and the Special Holdco Shares (including, among other things, that the holder owns the Special Holdco Shares, that the Special Holdco owns the Shares and never had any assets other than its Shares and never had any liabilities or obligations of any kind whatsoever, contingent or otherwise, and that the sole business or activity of the Special Holdco is and has always been the holding of Shares for investment purposes and ancillary activities, together with evidence to the satisfaction of the Offeror in respect thereof), with such representations and warranties being effective both as of the date of the Tender Agreement and the date the Special Holdco Shares are acquired by the Offeror; and (ii) an indemnity in favour of the Offeror;

         (f) the Offeror determines, in its sole discretion, that the purchase of the Special Holdco Shares will not have a material adverse consequence (whether tax or otherwise) to the Offeror or Forex;

         (g) the Special Holdco will not, other than by way of stock dividends or increase in the issued and paid-up share capital account, have effected any dividends or other distributions;

         (h) the holder will ensure the preparation and filing of all income tax returns of the Special Holdco in respect of the taxation year of the Special Holdco ending immediately prior to the acquisition of the Special Holdco Shares by the Offeror and any prior taxation years for which income tax returns have not been filed, subject to the Offeror's right to approve all such returns as to form and substance;

         (i) if the holder is a non-resident of Canada, the holder provides to the Offeror on or before the Expiry Time a certificate under
              Section 116 of the Tax Act and any similar certificate required by any applicable provincial taxing legislation in form and substance satisfactory to the Offeror or enters into an agreement with the Offeror in form and substance satisfactory to the Offeror entitling the Offeror to withhold in accordance with the Tax Act and any applicable provincial taxing legislation from amounts payable to the holder for the Special Holdco Shares and, if a certificate under Section 116 of the Tax Act and any similar certificate required by any applicable provincial taxing legislation is not received by an agreed date, to remit the amounts withheld by it to the Receiver General of Canada in accordance with the Tax Act and to any other authority in accordance with any applicable provincial taxing legislation;

         (j) if the holder is a non-resident of Canada, the holder provides evidence sufficient to the Offeror, acting reasonably, that the Special Holdco has withheld and/or remitted, on a timely basis, any amounts required to be withheld and/or remitted pursuant to
              Part XIII of the Tax Act, prior to the acquisition of the Special Holdco Shares by the Offeror;

         (k) the holder agrees that the rights and obligations of the Offeror under the Tender Agreement will terminate if the applicable conditions of the Offer are not satisfied or waived prior to the time by which the Offeror is obliged to take up and pay for the Shares under the Offer;

         (l) the holder will ensure that any approval under applicable securities laws, if any, has been obtained; and

         (m) the holder agrees to reimburse the Offeror for any additional costs that will be incurred by the Offeror as a result of the acquisition of the Special Holdco.

         Any holder wishing to take advantage of the Acceptance Alternative may determine the portion of the purchase price to be allocated to the different classes of Special Holdco Shares. Such person is also encouraged to discuss such arrangements with the Offeror at the earliest possible time and in any event within the time limit set forth in (b) above. Copies of the form of Tender Agreement may be obtained from the Offeror on request by Shareholders wishing to use the Acceptance Alternative. The Offeror will treat a valid deposit of Special Holdco Shares under the Offer as an acceptance of the Offer and, for purposes of the Offer, a valid deposit of Special Holdco Shares by a holder under the Offer will be considered to be a valid deposit of the Shares in respect of which such Special Holdco Shares are being tendered and such holder will be considered a Shareholder.

         ACCEPTANCE OF THE OFFER THROUGH THE ACCEPTANCE ALTERNATIVE WILL HAVE INCOME TAX CONSEQUENCES TO A PARTICULAR INDIRECT HOLDER OF SHARES THAT ARE NOT DESCRIBED IN THIS DOCUMENT. SHAREHOLDERS WISHING TO USE THE ACCEPTANCE ALTERNATIVE SHOULD CONSULT WITH THEIR OWN TAX ADVISORS.

3.       CONDITIONS OF THE OFFER

         The Offeror reserves the right to withdraw, amend or terminate the Offer and not take up and pay for, or to extend the Expiry Date and postpone taking up and paying for, any Shares deposited under the Offer unless all of the following conditions have been satisfied or waived by the Offeror prior to the Expiry Time:

         (a) at the Expiry Time there shall have been validly deposited under the Offer and not withdrawn a number of Shares which constitutes at least 66 2/3% of the Class A Multiple Voting Shares and at least 66 2/3% of the Class B Subordinate Voting Shares (calculated on a fully-diluted basis) (the "MINIMUM CONDITION");

         (b) any other requisite regulatory approvals or requirements (including without limitation those of stock exchanges and securities regulatory authorities and under the INVESTMENT CANADA
              ACT) shall have been obtained or satisfied on terms satisfactory to the Offeror;

         (c) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

              (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares or any of them pursuant to the Offer or the right of the Offeror to own or exercise full rights of ownership of the Shares or any of them, or

              (ii) which, if the Offer was consummated, would materially and adversely affect Forex and its Subsidiaries considered on a consolidated basis or the Offeror;

         (d) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for the Shares under the Offer;

         (e) there shall not have occurred after December 31, 1998 any change (other than a change in the market conditions or price of OSB) (or any condition, event or development involving a prospective change) in the business, assets, capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, of Forex or any of its Subsidiaries considered as a whole which was not disclosed prior to the Offer in writing to the Offeror and which, in the judgement of the Offeror, acting reasonably, is or would be materially adverse to Forex and its Subsidiaries considered as a whole;

         (f) the Offeror shall have obtained assurances acceptable to it with respect to CAAFs held by Forex from such appropriate governmental authorities as it shall consider desirable to ensure that there will be no termination, default, breach or other adverse effects on Forex or the Subsidiaries as the result of the Offer;

         (g) all representations or warranties of each of Mr. Jean-Jacques Cossette, the members of the Cossette Family and Members of Forex Senior Management and of Forex in the Amended and Restated Lock-up Agreement and in the Amended and Restated Support Agreement shall have been, as of the date made, true and correct in all material respects, and Forex and all of Mr. Jean-Jacques Cossette, the members of the Cossette Family and Members of Forex Senior Management shall have performed in all material respects all covenants and complied with all agreements to be performed by them under the Amended and Restated Support Agreement and the Amended and Restated Lock-up Agreement.

         The foregoing conditions will be for the sole benefit of the Offeror and may be waived by it in whole or in part at any time.

         Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Montreal, Quebec. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary as soon as practicable thereafter to notify Shareholders in the manner set forth in Section 10 of the Offer, "Notice" and shall provide a copy of such notice to the ME. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Montreal, Quebec. In the event of any waiver, all Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Shares deposited under the Offer and the Depositary will promptly return all certificates for deposited Shares, Letter of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited in acceptance of the Offer.

4.       EXTENSION AND VARIATION OF THE OFFER

         The Offer will be open for acceptance until but not after the Expiry Time, unless withdrawn or extended.

         The Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or otherwise as permitted by applicable law), to extend the Expiry Time, or to vary the terms of the Offer in each case by giving written notice or other communication, confirmed in writing, of such extension or variation to the Depositary at its principal office in Montreal, Quebec. The Offeror, forthwith after giving any such notice or communication, shall make a public announcement of the extension or variation, shall cause the Depositary as soon as practicable thereafter to provide a copy of such notice or communication in the manner set forth in

Section 10 of the Offer, "Notice", to all holders of Shares or beneficial owners of Forex Convertible Debentures whose Shares have not been taken up prior to the extension or variation and shall provide a copy of the aforementioned notice to the ME. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Montreal, Quebec.

         Under applicable Canadian provincial securities legislation, if there is a variation in the terms of an offer, the period during which shares may be deposited pursuant to such offer shall not expire before 10 days after the notice of variation has been delivered.

         During any such extension or in the event of any variation, all Shares or Forex Convertible Debentures previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to, among other provisions, Section 5 of the Offer, "Take-up and Payment for Deposited Shares", and to Section 6 of the Offer, "Withdrawal of Deposited Shares and Forex Convertible Debentures". An extension of the Expiry Time or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 3 of the Offer, "Conditions of the Offer".

         If the consideration being offered for the Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Shares are taken up under the Offer, without regard to when such Shares are taken up by the Offeror.

         Notwithstanding the foregoing, if all of the terms and conditions of the Offer (except those waived by the Offeror) have been fulfilled or complied with, the Offeror may not extend the Offer after the Expiry Time unless the Offeror first takes up and pays for all Shares deposited under the Offer and not withdrawn.

5.       TAKE-UP AND PAYMENT FOR DEPOSITED SHARES

         If all the conditions referred to under Section 3 of the Offer, "Conditions of the Offer", have been satisfied or waived by the Offeror at the Expiry Time, the Offeror will, pursuant to applicable law (unless the Offeror shall have withdrawn or terminated the Offer), become obligated to take up and pay for the Shares validly deposited under the Offer (including Shares issued following the conversion of Forex Convertible Debentures and deposited under the Offer) and not withdrawn as soon as practicable in the circumstances and in any event not later than 10 days following the Expiry Date and to pay for the Shares taken up as soon as possible, but not later than three days after taking up the Shares. In accordance with applicable law, the Offeror will take up and pay for any Shares deposited under the Offer subsequent to the date on which its first takes up Shares deposited under the Offer no later than 10 days after the deposit of such additional Shares.

         Subject to applicable law, the Offeror may, in its discretion, at any time before the Expiry Time if the applicable rights to withdraw any deposited Shares have expired, take up and pay for all such Shares then deposited under the Offer, provided that the Offeror agrees to take up and pay for additional Shares validly deposited under the Offer thereafter.

         The Offeror will be deemed to have taken up and accepted for payment Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Montreal, Quebec of its acceptance for payment of such Shares pursuant to the Offer.

         The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) and by providing the Depositary with sufficient certificates for the Installment Notes for transmittal to Shareholders. Under no circumstances will interest on the purchase price of Shares purchased by the Offeror accrue or be paid by the Offeror or the Depositary to persons depositing Shares, regardless of any delay in making such payment.

         The Depositary will act as the agent of persons who have deposited Shares pursuant to the Offer for the purposes of receiving payment (in cash and/or Installment Notes) from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares.

         Settlement will be made by the Depositary (a) for the Shares in respect of which the Cash Option is applicable, by issuing or causing to be issued a cheque payable in Canadian funds in the amount to which that person is entitled and (b) for the Shares in respect of which the Note Option is applicable, except as provided in Section 13 of the Offer, "Shareholders Not Resident in Canada", with respect to Non-Canadian Shareholders, by issuing or causing to be issued a cheque payable in Canadian funds for the cash portion of the consideration and a note certificate for the balance of purchase price to which the Shareholder is entitled. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the cheque or the cheque and the note certificate representing the Installment Note, as the case may be, will be issued in the name of the registered holder of the Shares so deposited. Unless the person depositing the Shares instructs the Depositary to hold the cheque or the cheque and the note certificate for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque or the cheque and the note certificate will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, the cheque or the cheque and the note certificate will be forwarded to the address of the holder as shown on the registers maintained by Forex.

         Depositing Shareholders will not be obligated to pay any brokerage fees or commissions if they accept the Offer by depositing their Shares directly with the Depositary or if they use the services of the Dealer Managers or a member of the Soliciting Dealer Group to accept the Offer. See Section 20 of the Circular, "Financial Advisor and Soliciting Dealer Manager Arrangements".

6.       WITHDRAWAL OF DEPOSITED SHARES AND FOREX CONVERTIBLE DEBENTURES

         All deposits of Shares and Forex Convertible Debentures are irrevocable unless otherwise agreed to in writing by the Offeror, provided that any Shares and Forex Convertible Debentures deposited may be withdrawn by or on behalf of the depositing Shareholder or depositing beneficial owner of Forex Convertible Debentures (unless otherwise required or permitted by applicable law):

         (a)  at any time before the Expiry Time;

         (b) at any time before the expiration of the tenth day after the date upon which either (i) a notice of change is delivered in accordance with Section 10 of the Offer, "Notice", relating to a change which has occurred in the information contained in the Offer or the Circular or in any notice of change or notice of variation delivered in connection herewith (except any change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Installment Notes) that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, which change occurred prior to the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or (ii) a notice of variation concerning a variation in the terms of the Offer is delivered in accordance with Section 10 of the Offer, "Notice", unless the variation in the terms of the Offer consists solely of an increase in the consideration (cash and/or non-cash) offered for Shares and the time for deposit is not extended for a period greater than 10 days; and

         (c) at any time after September 30, 1999 provided that the Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares.

         In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depositary at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof) or Forex Convertible Debentures within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares (or Notice of Guaranteed Delivery in respect thereof) or Forex Convertible Debentures to be withdrawn and
(ii) specify such person's name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Shares to be withdrawn. Any signature on a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out in such Letter of Transmittal), except in the case of Shares deposited for the account of an Eligible Institution. The withdrawal shall take effect upon receipt of the written notice by the Depositary.

         All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror, in its sole discretion, and such determination shall be final and binding. There shall be no duty or obligation on the Offeror, the Dealer Managers, the Depositary, or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notice.

         Withdrawals may not be rescinded and any Shares or Forex Convertible Debentures withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following any of the applicable procedures described in Section 2 of the Offer, "Manner and Time of Acceptance".

         In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 23 of the Circular, "Statutory Rights".

7.       RETURN OF DEPOSITED SHARES AND FOREX CONVERTIBLE DEBENTURES

         Any deposited Shares or Forex Convertible Debentures not taken up and paid for by the Offeror will be returned, at the expense of the Offeror, to the depositing Shareholder or beneficial owner of Forex Convertible Debentures, either by sending new certificates representing Shares not purchased or returning the deposited certificates (and other relevant documents) or returning, in the case of Forex Convertible Debentures, the relevant documents. The certificates, if applicable (and other relevant documents) will be forwarded by first class mail in the name of and to the address specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the registers maintained by Forex as soon as practicable following the Expiry Time or the withdrawal or termination of the Offer. If certificates are submitted for more Shares than are deposited, certificates representing the Shares not deposited will be sent or returned by the same process outlined for Shares deposited and not taken up and paid for under the Offer.

8.       CHANGES IN CAPITALIZATION, DISTRIBUTIONS AND LIENS

         If on or after the date hereof and prior to the Effective Date, Forex should split, combine, reclassify, consolidate or convert any of the Shares or make any extraordinary distribution of securities on such Shares, the Offer price may, at the Offeror's sole discretion, be correspondingly adjusted and the Offeror may make such adjustments as it considers appropriate to other terms of the Offer (including, without limitation, the amounts payable for the securities offered to be purchased) to reflect any such split, combination, reclassification, consolidation or conversion or such extraordinary distribution.

         Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others and together with all rights and benefits arising therefrom, including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Shares on or after June 25, 1999 other than as provided herein.

         If Forex should declare or pay any cash dividend or stock dividend or make any other distribution on or issue any rights with respect to any of the Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to both the Expiry Date and the date of transfer into the name of the Offeror or its nominees and transferees on the registers maintained by the registrar of Forex of such Shares following acceptance thereof for purchase pursuant to the Offer then (i) in the case of any cash dividend or cash distribution that does not exceed the cash purchase price per Share or the principal amount of the Installment Note per Share, the cash purchase price per Share or the principal amount of the Installment Note per Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend or distribution paid or payable per Share in respect of which the dividend or distribution is made; and (ii) in the case of any such cash dividend or cash distribution in an amount that exceeds the cash purchase price per Share or the principal amount of the Installment Note per Share in respect of which the dividend or distribution is made, or in the case of any other dividend, distribution or right, the whole of any such dividend, distribution or right will be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution or right, and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

         The foregoing is subject to the Offeror's rights under Section 3 of the Offer, "Conditions of the Offer."

9.       MAIL SERVICE INTERRUPTION

         Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques and note certificates in payment for Shares purchased pursuant to the Offer and certificates representing Shares to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques or note certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates representing Shares in respect of which the cheques and note certificates are being issued were deposited, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with
Section 10 of the Offer, "Notice". Notwithstanding Section 5 of the Offer, "Take-up and Payment for Deposited Shares", cheques or note certificates not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the office of the Depositary.

10.      NOTICE

         Without limiting any other lawful means of giving notice, any notice the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the registers maintained by the registrar for Forex and will be deemed to have been received on the first day following the date of mailing which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders of Shares and notwithstanding any interruption of postal service following mailing. Except as otherwise required or permitted by law, if post offices in Canada or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Shares, as the case may be, if: (i) it is given to the ME for dissemination through their facilities; or (ii) it is published once in a newspaper or newspapers generally circulated in Montreal; and (iii) it is given to the Canada News Wire Service.

         Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

11.      ACQUISITION OF SHARES NOT DEPOSITED

         If the number of Class A Multiple Voting Shares or Class B Subordinate Voting Shares deposited under the Offer and not withdrawn represents 9/10 or more of the total outstanding Class A Multiple Voting Shares or Class B Subordinate Voting Shares, as the case may be, pursuant to Section 51 of the COMPANIES ACT (Quebec), the Offeror may, in the six months following the date of the Offer, give notice that it wishes to purchase, on the same terms and conditions as the Offer, the Class A Multiple Voting Shares or Class B Subordinate Voting Shares, as the case may be, of the Shareholders who have not accepted the Offer. If the Offeror takes up and pays for Shares validly deposited under the Offer and acquires less than such percentage thereof or the compulsory acquisition provisions of the COMPANIES ACT (Quebec) are otherwise unavailable, the Offeror currently intends to consider other means of acquiring, directly or indirectly, all of the Shares of Forex available in accordance with applicable law, including a Subsequent Acquisition Transaction. Notwithstanding the fact that the Compulsory Acquisition provisions of the COMPANIES ACT (Quebec) may be available, the Offeror may nonetheless elect to propose a Subsequent Acquisition Transaction. See Section 11 of the Circular, "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction".

         Reference is made to Section 11 of the Circular, "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction and Judicial Developments", for a discussion of applicable recent legal developments in Canada.

12.      MARKET PURCHASES DURING THE OFFER

         The Offeror has no current intention of acquiring beneficial ownership of any Shares while the Offer is outstanding other than as described in the Circular and the Offer. However, the Offeror reserves the right to, and may acquire or cause an affiliate to acquire, beneficial ownership of Class A Multiple Voting Shares and Class B Subordinate Voting Shares by making purchases through the facilities of the ME, subject to applicable law, at any time and from time to time prior to the Expiry Time. In no event will the Offeror make any such purchases of Class A Multiple Voting Shares or Class B Subordinate Voting Shares through the facilities of the ME until the third Business Day following the date of the Offer. The aggregate number of Class A Multiple Voting Shares or Class B Subordinate Voting Shares beneficially acquired by the Offeror through the facilities of the ME while the Offer is outstanding shall not exceed 5% of the outstanding Class A Multiple Voting Shares or Class B Subordinate Voting Shares as of the date of the Offer and the Offeror will issue and file a press release containing the information prescribed by law forthwith after the close of business of the ME on each day on which such Class A Multiple Voting Shares or Class B Subordinate Voting Shares have been purchased. If the Offeror purchases any Class A Multiple Voting Shares or Class B Subordinate Voting Shares on the ME for a price in excess of that offered pursuant to the Offer, the Offeror will pay such higher amount to each person whose Class A Multiple Voting Shares and Class B Subordinate Voting Shares are taken up and paid for under the Offer, whether or not such Shares have already been taken up, and will immediately so notify the holders of the Shares. For the purposes of this
Section 12 of the Offer, "Offeror" includes the Offeror and any person or company acting jointly or in concert with the Offeror.

         Subject to applicable laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding while the Offer is outstanding to sell any Shares after the Expiry Time, although the Offeror has no current intention to do so.

13.      SHAREHOLDERS NOT RESIDENT IN CANADA

         The Installment Notes issuable pursuant to the Offer have not been and will not be registered or otherwise qualified for distribution under the laws of any jurisdiction other than the provinces and territories of Canada. Tendering Shareholders who are Non-Canadian Shareholders or who appear to the Offeror or the Depositary, relying on the addresses provided by the Shareholders, to be Non-Canadian Shareholders and who select the Note Option will receive, in lieu of Installment Notes, the net cash proceeds of a compulsory sale of such Installment Notes as described below.

         All Installment Notes which would otherwise be issuable to Shareholders who are Non-Canadian Shareholders, in accordance with the terms of the Offer, as a result of such Shareholders electing the Note Option, will be issued and delivered to the Depositary for sale by the Depositary on behalf of such persons. All Installment Notes so issued and delivered to the Depositary will be pooled and sold as soon as practicable and in any event no later than three business days after the Offeror has taken up and paid for Shares. Any such sale of Installment Notes shall be effected by the Depositary by private sale to Bank of America National Trust and Savings Association ("BANK OF AMERICA") for a purchase price equal to the aggregate principal amount of such Installments Notes. As soon as reasonably possible thereafter, and in any event no later than two business days following the completion of such sale of Installment Notes, the Depositary will forward to each such Non-Canadian Shareholder whose Installment Notes have been sold a cheque in Canadian dollars in an amount equal to the aggregate principal amount of such Non-Canadian Shareholder's Installments Notes (net of all applicable expenses in respect of such sales and any applicable withholding taxes).

         Because the amount to be received by such Non-Canadian Shareholder will be in no event more than, and (due to expenses of sale and withholding taxes) may be less than, the amount to be received by such Non-Canadian Shareholder pursuant to the Cash Option, Non-Canadian Shareholders who desire certainty with respect to the maximization of the price to be received for their Shares in the Offer may wish to elect the Cash Option.

14.      OTHER TERMS OF THE OFFER

         (a) The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Quebec.

         (b) No broker, investment dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, investment dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the Dealer Managers for the purposes of the Offer. In any jurisdiction in which the Offer is required to be made by a licensed broker or investment dealer, the Offer shall be made on behalf of the Offeror by brokers or investment dealers licensed under the laws of such jurisdiction.

         (c) The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

         (d) The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular and the Letter of Transmittal, the Notice of Guaranteed Delivery, the validity of any acceptance of this Offer and any withdrawals of Shares or Forex Convertible Debentures, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Shares or Forex Convertible Debentures or notice of withdrawal thereof, and the due completion and execution of the Letter of Transmittal. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Shares or Forex Convertible Debentures. There shall be no obligation on the Offeror, the Dealer Managers or the Depositary to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

         (e) The Offeror reserves the right to transfer to one or more Canadian affiliates the right to purchase all or any portion of the Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Shares to receive payment for Shares validly deposited and accepted for payment pursuant to the Offer.

         (f) This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of any such jurisdiction. However, the Offeror may, in its sole discretion take such action as it may deem necessary to extend the Offer to holders of Shares in any such jurisdiction.

         The accompanying Circular together with the Offer constitute the take-over bid circular required under the Canadian provincial securities legislation with respect to the Offer.



         DATED:  August 16, 1999.

                                         LOUISIANA-PACIFIC ACQUISITION INC.



                                         By: (signed) Keith Matheney
                                             President

                                    CIRCULAR

     The following information is supplied with respect to the accompanying Offer dated August 16, 1999, by the Offeror to purchase all of the issued and outstanding Class A Multiple Voting Shares and Class B Subordinate Voting Shares (including Class B Subordinate Voting Shares issuable upon the exercise of outstanding options and conversion of Forex Convertible Debentures). The terms and conditions of the Offer are incorporated into and form part of this Circular and holders of Shares or Forex Convertible Debentures should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer unless the context otherwise requires. All sums expressed in dollars herein are in Canadian dollars unless otherwise expressly stated.

     THE INFORMATION CONCERNING FOREX CONTAINED IN THE OFFER AND THIS CIRCULAR HAS BEEN TAKEN FROM OR BASED UPON INFORMATION PROVIDED BY FOREX, PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND OTHER PUBLIC SOURCES. EXCEPT AS DESCRIBED IN THE OFFER OR IN THE CIRCULAR, THE OFFEROR HAS NO INFORMATION THAT INDICATES THAT ANY MATERIAL CHANGE HAS OCCURRED IN THE AFFAIRS OF FOREX SINCE THE DATE OF ITS LAST PUBLIC FINANCIAL STATEMENTS, BEING ITS QUARTERLY FINANCIAL STATEMENTS FOR THE PERIOD ENDED JUNE 30, 1999. ALTHOUGH THE OFFEROR HAS NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN TAKEN FROM OR BASED ON SUCH DOCUMENTS AND RECORDS ARE UNTRUE OR INCOMPLETE, THE OFFEROR DOES NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION TAKEN FROM OR BASED UPON SUCH DOCUMENTS AND RECORDS, OR FOR ANY FAILURE BY FOREX TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO THE OFFEROR.

1.   THE OFFEROR

     The Offeror, a wholly-owned indirect subsidiary of Louisiana-Pacific, was incorporated on July 15, 1999 under the laws of Quebec. The registered office of the Offeror is located at 1155 Rene-Levesque Blvd. West, Suite 4000, Montreal, Quebec, H3B 3V2. The Offeror has been incorporated and organized for the purpose of making the Offer and has not otherwise carried on any business activity.

     Louisiana-Pacific is a major building products firm, operating approximately 83 facilities in the United States, Canada, and Ireland. Louisiana-Pacific's principal products are OSB, plywood (OSB and plywood constitute structural panel products), lumber, engineered wood products, exterior siding, industrial panel products, specialty products and pulp. With the exception of pulp, Louisiana-Pacific's products are used primarily in the construction, repair, remodeling and manufacturing of traditional and manufactured housing. Louisiana-Pacific distributes its building products primarily through third-party distributors and home centers.

     Louisiana-Pacific was incorporated in 1972 under the laws of Delaware. Louisiana-Pacific's executive offices are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204.

     Further information with respect to Louisiana-Pacific is set forth in
Schedule I to this Circular which is incorporated herein by reference.

2.   FOREX

     Forex was incorporated pursuant to Part 1A of the COMPANIES ACT (Quebec). The head office of Forex is located at 689 3rd Avenue, P.O. Box 296, Val-d'Or, Quebec J9P 4P3 and its executives offices are located at 1, Place Ville-Marie, suite 3415, Montreal, Quebec, H3B 3N6 where the telephone number is (514) 861-4841. The Class A Multiple Voting Shares, the Class B Subordinate Voting Shares and the Forex Convertible Debentures are currently and respectively listed on the ME under symbols FOX.A, FOX.B and FOX.DB.

     Forex is Canada's leading producer of OSB and the fourth largest in North America.

     Forex owns and operates three modern OSB plants for a total annual production capacity of 1,450,000 cubic metres of OSB. Those mills are all located in the Province of Quebec: one in Saint-Michel-des-Saints, one in Chambord and one in Maniwaki.

     Forex also operates in the Province of Quebec one softwood sawmill located in Saint-Michel-des-Saints with an annual production capacity of 90,000,000 board feet and one hardwood sawmill located in Lac-Bouchette (near Chambord) with an annual production capacity of 32,000,000 board feet.

     Each OSB and sawmill plant benefits from a 25-year timber supply and forest management agreement with the Government of Quebec, which is renewable every five years for another 25-year term. These agreements allow Forex to enjoy an annual aggregate wood supply of approximately 2.5 million cubic metres, managed on a sustainable basis.

     Forex has 750 employees and also uses the services of some 1,500 forestry and transportation contractors.

     Through its Heli Forex and CRL Technologies Divisions, Forex is also active in air transport and avionics.

     The authorized share capital of Forex consists of an unlimited number of Class A Multiple Voting Shares and an unlimited number of Class B Subordinate Voting Shares, all without par value. As of July 30, 1999, 11,169,483 Class A Multiple Voting Shares and 5,950,158 Class B Subordinate Voting Shares were issued and outstanding. As of the same date, options to purchase 2,625,000 Class B Subordinate Voting Shares were issued and outstanding and 3,293,077 Class B Subordinate Voting Shares were issuable pursuant to the exercise of Forex Convertible Debentures.

     Each Class A Multiple Voting Share carries ten votes per share while each Class B Subordinate Voting Share carries one vote per share.

3.   BACKGROUND TO THE OFFER

     Over the past several years, Louisiana-Pacific has considered a number of possible acquisitions, business combinations and other transactions of or with other companies in the building products industry. Following the divestiture of Louisiana-Pacific's California redwood properties and other nonstrategic assets in June 1998, Louisiana-Pacific's efforts in this area intensified. Among other companies considered by Louisiana-Pacific in this regard was Forex. Representatives of Louisiana-Pacific and Forex met on different occasions in 1998 to discuss the possibility of a business combination, however, no agreement was reached as a result of these discussions.

     In early May 1999, CIBC World Markets Inc. advised Louisiana-Pacific that Mr. Jean-Jacques Cossette was seeking expressions of interest to purchase Forex from various potential purchasers. On May 12, 1999, representatives of CIBC World Markets Inc. made a formal presentation regarding Forex to senior executives of Louisiana-Pacific. On May 19, 1999, Louisiana-Pacific communicated to CIBC World Markets Inc. its interest in the acquisition of Forex subject to various conditions, including satisfactory completion of due diligence. CIBC World Markets Inc. advised Louisiana-Pacific that its indication of interest was likely to be unacceptable to Mr. Jean-Jacques Cossette and the board of directors of Forex.

     During the ensuing weeks, representatives of Louisiana-Pacific and CIBC World Markets Inc. held discussions regarding Louisiana-Pacific's interest in acquiring Forex and assessed various alternatives relating to the consideration that Louisiana-Pacific might be willing to offer to the Shareholders.

     On June 9, 1999, Louisiana-Pacific communicated to CIBC World Markets Inc. Louisiana-Pacific's willingness to propose a transaction for an increased consideration. Shortly thereafter, CIBC World Markets Inc. advised Louisiana-Pacific that its June 9th proposal was likely to be unacceptable to Mr. Jean-Jacques Cossette and the board of directors of Forex. On June 17, 1999, the board of directors of Forex decided to solicit expressions of interest to purchase the Shares and invited a number of potential purchasers to conduct due diligence on Forex's business and operations.

     On June 17, 1999, Louisiana-Pacific expressed an interest, subject to various conditions including due diligence, in purchasing the Shares at $26.00 per Share. On the basis of this expression of interest, Mr. Jean Jacques Cossette and Forex agreed to enter into negotiations regarding such a transaction. Louisiana-Pacific executed a confidentiality agreement with Forex on June 18, 1999 and conducted its due diligence on June 22 and June 23, 1999.

     During the week of June 21, 1999, Mr. Jean-Jacques Cossette and Louisiana-Pacific negotiated the terms of the Lock-up Agreement and Forex and Louisiana-Pacific negotiated the terms of the Support Agreement. On June 25, 1999, Louisiana-Pacific was informed that the Cossette Family and Members of Forex Senior Management consented to execute the Lock-up Agreement. On June 25, 1999, the board of directors of Forex met to consider the Support Agreement and approved its terms and conditions. Also on June 25, 1999, the board of directors of Louisiana-Pacific met to consider the Support Agreement and the Lock-up Agreement and approved their terms and conditions. In the evening of June 25, 1999, Louisiana-Pacific and Forex executed the Support Agreement and Louisiana-Pacific, Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management executed the Lock-up Agreement. On June 28, 1999, Louisiana-Pacific's intent to make an offer for the Shares at $26.00 per Share and the execution of the Lock-up Agreement and of the Support Agreement were announced by Louisiana-Pacific and Forex in a joint press release.

     On July 8, 1999, Forex notified Louisiana-Pacific, in accordance with the terms of the Support Agreement, that it had received from Boise Cascade Corporation a letter indicating that Boise Cascade Corporation was prepared to make an offer to purchase the Shares, subject to conducting due diligence satisfactory to Boise Cascade Corporation, the negotiation and execution of mutually acceptable agreements with Forex and its controlling shareholders and approval by the board of directors of Boise Cascade Corporation. In such notice, Forex advised Louisiana-Pacific that its board of directors determined that the proposal of Boise Cascade Corporation would, if consummated in accordance with its terms, constitute a Superior Proposal within the meaning of the Support Agreement for purposes of the provisions of the Support Agreement that permit Forex to furnish access to non-public information regarding Forex to a person who has made a BONA FIDE Acquisition Proposal. Forex further advised Louisiana-Pacific that its board of directors had authorized Boise Cascade Corporation to have access to relevant documentation and to the members of management of Forex in order to conduct its due diligence.

     On July 28, 1999, Forex announced that it had received a conditional offer from Boise Cascade Corporation for the acquisition of all of the Shares of Forex. Boise Cascade Corporation's offer provided for a plan of arrangement to be approved by the Shareholders, pursuant to which all holders of Shares would have received, at their option, the following consideration per Share, in any combination thereof: (i) $30.00 cash, (ii) $30.00 in installment notes payable over five years with interests, or (iii) $31.00 payable by the issuance of a new class of Forex's shares to be created, which would have been exchangeable into Boise Cascade Corporation's common shares. Following a recommendation of the Independent Committee, the board of directors of Forex had determined on July 27, 1999 that the Boise Cascade Corporation's offer was a Superior Proposal within the meaning of the Support Agreement.

     In accordance with the Support Agreement, Louisiana-Pacific was entitled to a five business day period in which to offer to amend the Support Agreement such that the Boise Cascade Corporation's offer would cease to be a Superior Proposal. Following the submission by Louisiana-Pacific of such an offer to amend the Support Agreement, the Support Agreement and the Lock-up Agreement were amended on August 2, 1999 to provide for an offer for the Shares at $31.00 per Share.

     On August 5, 1999, Forex announced that it had received another conditional offer from Boise Cascade Corporation for the acquisition of all of the Shares of Forex. Such offer provided for a plan of arrangement to be approved by the Shareholders, pursuant to which all holders of Shares would have received, at their option, the following consideration per Share, in any combination thereof:
(i) $32.00 cash, (ii) $32.00 in installment notes payable over five years with interest, or (iii) $33.00 payable by the issuance of a new class of Forex's shares to be created, which would have been exchangeable into Boise Cascaded Corporation's common shares. Following a recommendation of the Independent Committee, the board of directors of Forex had determined on August 5, 1999 that the Boise Cascade Corporation's offer was a Superior Proposal within the meaning of the Support Agreement.

     Again, in accordance with the Support Agreement, Louisiana-Pacific was entitled to a five business day period in which to offer to amend the Support Agreement such that the Boise Cascade Corporation's offer would cease to be a Superior Proposal. Following the submission by Louisiana-Pacific of such an offer to amend the Support Agreement, the Support Agreement and the Lock-up Agreement were amended on August 12, 1999 (by the execution and delivery of the Amended and Restated Support Agreement and the Amended and Restated Lock-up Agreement) to provide for the Offer.

     On August 13, 1999, Boise Cascade Corporation announced that it would not submit any increased offer for the acquisition of all of the Shares of Forex.

4.   ARRANGEMENTS WITH CONTROLLING SHAREHOLDERS

     Other than as set forth below, none of Louisiana-Pacific, the Offeror or their affiliates have any arrangements with any shareholders of Forex with respect to the Offer.

     Pursuant to the Amended and Restated Lock-up Agreement and subject to the conditions set forth therein, the Offeror agreed to make the Offer and Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management agreed to deposit the Lock-up Shares under the Offer and (subject to their right in certain circumstances to terminate the Amended and Restated Lock-up Agreement in accordance with its terms) not to withdraw or take any action to withdraw any of the Lock-up Shares notwithstanding any statutory right or other rights under the terms of the Offer or otherwise which it might have.

     Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management have agreed to deposit the Lock-up Shares pursuant to the Offer within three business days of the date of the Offer, other than the Shares issuable upon the exercise of options which may be tendered no later than twenty-four hours prior to the Expiry Date.

     In the Amended and Restated Lock-up Agreement, Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management covenanted, among other things, that until the Offeror had taken up and paid for the Shares under the Offer or abandoned the Offer or the Amended and Restated Lock-up Agreement had been terminated, they would:

     (a) not take any action of any kind which may reduce the likelihood of success of or delay the completion of the Offer, including but not limited to any action that Forex would be prohibited from taking under the first sentence of paragraph (c) under Section 5 of the Circular, "Arrangements with Forex" without regard to the proviso thereof, and will not participate in any negotiations regarding, or otherwise cooperate in any way with or assist or participate in:

            (i) the direct or indirect acquisition or disposition of all or any Shares or any other securities of Forex or its Subsidiaries (except as expressly provided in the Amended and Restated Lock-up Agreement); or

            (ii) except as expressly permitted by the Amended and Restated Lock-up Agreement or as previously approved in writing by the Offeror, any amalgamation, merger, sale of any material part of Forex's or its Subsidiaries' assets, take-over bid, plan of arrangement, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving Forex or any of its Subsidiaries;

     (b) notify the Offeror forthwith upon becoming aware of any Acquisition Proposal and inform the Offeror of all information (including the identity of any prospective offeror) known to them at that time regarding such Acquisition Proposal;

     (c) cause the voting rights attaching to Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management's portion of the Lock-up Shares to be exercised to oppose any proposed action by:
            (i) Forex, its shareholders or others which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Offer, or (ii) Forex or its shareholders to materially change the business, assets, operations, capital, affairs, financial conditions, licenses, permits, rights or privileges, whether contractual or otherwise, or prospects of Forex and its Subsidiaries which in the judgement of the Offeror, acting reasonably, could individually, or in the aggregate, adversely affect the value of the Shares to the Offeror, provided that nothing in the Amended and Restated Lock-up Agreement shall require Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management to request any of their directors or officers who may be a director of Forex or any one of Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management who are themselves a director to take any action or to refrain from taking any action as a director of Forex or to act otherwise than in accordance with his or her fiduciary duties as a director of Forex;

     (d) use their reasonable best efforts to cause Forex to comply with its covenants contained in the Amended and Restated Support Agreement.

     Mr. Jean-Jacques Cossette, the Cossette Family and Members of Forex Senior Management, when not in default in the performance of their material obligations under the Amended and Restated Lock-up Agreement, may, without prejudice to any other rights, terminate their obligations under the Amended and Restated Lock-up Agreement by notice to the Offeror if (a) the Offeror has not taken up and paid for the Lock-up Shares prior to December 31, 1999, (b) the Shares deposited under the Offer (including the Lock-up Shares) have not, for any reason whatsoever (other than that all the terms and conditions of the Offer have not been complied with or waived by the Offeror), been taken up and paid for on or before the expiry of 10 days after the Expiry Date (as it may be extended) or
(c) the board of directors of Forex shall withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offer, or approve or recommend any Superior Proposal or determine that any Acquisition proposal is a Superior Proposal, or take or resolve to take any of the foregoing actions, provided that the termination of the Amended and Restated Lock-up Agreement as described in this clause ((c)) shall not be effective unless and until Forex shall have paid the Offeror the sum of $29.8 million in immediately available funds.

5.   ARRANGEMENTS WITH FOREX

     Other than as set forth below, none of the Offeror or its affiliates have any arrangements with Forex with respect to the Offer.

     Pursuant to the Amended and Restated Support Agreement and subject to the conditions set forth therein, the Offeror agreed to make the Offer. Forex has represented, among other things, to Louisiana-Pacific in the Amended and Restated Support Agreement (i) that the board of directors of Forex, upon consultation with its financial and legal advisors, has determined that the price per Share offered pursuant to the Offer is fair to the Shareholders, (ii) that the Offer is in the best interest of Forex and the Shareholders and (iii) that its board of directors has decided to recommend that the Shareholders and beneficial owners of Forex Convertible Debentures accept the Offer. See accompanying Forex Directors' Circular.

     Forex has also represented to Louisiana-Pacific that the board of directors of Forex has received on August 12, 1999 an oral opinion from Forex's financial advisor that the Cash Option under the Offer is fair from a financial point of view to the Shareholders. The written form of such opinion, as amended and updated on August 16, 1999, is to be appended to the Forex Directors' Circular.

     In the Amended and Restated Support Agreement, Forex covenanted, among other things, that until the Offeror had taken up and paid for the Shares under the Offer or abandoned the Offer or the Amended and Restated Support Agreement had been terminated:

     (a) except as previously disclosed to the Offeror, it shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, and not take or omit to take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

     (b) without restricting the fiduciary obligations of its directors, it shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Offer and the transactions contemplated by the Amended and Restated Support Agreement;

     (c) it shall not, directly or indirectly, through any officer, director, employee, representative or agent of Forex or any of its Subsidiaries, solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, participate in any discussions or negotiations regarding any Acquisition Proposal, withdraw or modify in a manner adverse to the Offeror the approval of the board of directors of Forex of the transactions contemplated by the Amended and Restated Support Agreement, accept or approve or recommend any Acquisition Proposal or cause Forex to enter into any agreement related to any Acquisition Proposal; provided, however, that subject to paragraph
            (e) below but notwithstanding the preceding part of this paragraph and any other provision of the Amended and Restated Support Agreement, nothing shall prevent the board of directors of Forex from considering, negotiating, approving, recommending to the Shareholders or entering into an agreement in respect of an unsolicited BONA FIDE written Acquisition Proposal made and received under circumstances not involving any breach of this paragraph that the board of directors of Forex determines in good faith, after consultation with financial advisors and after receiving a written opinion of outside counsel to the effect that the board of directors of Forex is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders than the transaction contemplated by the Amended and Restated Support Agreement (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL"), or from approving or recommending such Superior Proposal;

     (d) if Forex receives a request for non-public information from a person who shall have made a BONA FIDE Acquisition Proposal (the existence and content of which have been disclosed to the Offeror), and the board of directors of Forex determines that such proposal would be a Superior Proposal pursuant to paragraph (c) above after having received the opinion referred to therein, then, and only in such case, the board of directors of Forex may, subject to the execution of a confidentiality agreement containing a standstill provision substantially similar to that contained in the confidentiality agreement signed by Louisiana-Pacific, provide such person with access to information regarding Forex, provided, however that Forex sends a copy of any such confidentiality agreement to the Offeror immediately upon its execution and the Offeror is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided;

     (e) it shall not withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offer or accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement) on the basis that it would constitute a Superior Proposal unless (i) it has notified the Offeror of its BONA FIDE intention to do so and provided the Offeror with a copy of the documentation setting forth or providing for such Acquisition Proposal, and (ii) five business days shall have elapsed from the later of the date the Offeror received such notice and the date the Offeror received a copy of such documentation;

     (f) during such five business day period, the Offeror shall have the opportunity, but not the obligation, to offer to amend the terms of the Amended and Restated Support Agreement. The board of directors of Forex will review any offer by the Offeror to amend the terms of the Amended and Restated Support Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Offeror's offer upon acceptance by Forex would result in the Acquisition Proposal not being a Superior Proposal. If the board of directors of Forex so determines, it will enter into an amended agreement with the Offeror reflecting the Offeror's amended proposal.

     Forex, when not in default in the performance of its material obligations under the Amended and Restated Support Agreement, may, without prejudice to any other rights, terminate its obligations under the Amended and Restated Support Agreement by notice to the Offeror if (a) the Offeror has not taken up and paid for the Shares prior to December 31, 1999, (b) the Shares deposited under the Offer have not, for any reason whatsoever (other than that all the terms and conditions of the Offer have not been complied with or waived by the Offeror), been taken up and paid for on or before the expiry of 10 days after the Expiry Date (as it may be extended) or (c) the board of directors of Forex shall withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offer, or approve or recommend any superior Proposal, or determine that any Acquisition Proposal is a Superior Proposal, or take or resolve to take any of the foregoing actions, provided that the termination of the Amended and Restated Support Agreement as described in this clause (c) shall not be effective unless and until Forex shall have paid the Offeror the sum of $29.8 million in immediately available funds.

     The Offeror, when not in default in performance of its material obligations under the Amended and Restated Support Agreement, may, without prejudice to any other rights, terminate its obligations under the Amended and Restated Support Agreement by notice to Forex if (a) the Offeror has not taken up and paid for the Shares on or prior to December 31, 1999, (b) a Break Fee Event shall have occurred, (c) as a result of the failure of any of the conditions of the Offer, the Offer shall have expired or have been terminated in accordance with its terms without the Offeror having purchased any Share pursuant to the Offer, or
(d) Mr. Jean-Jacques Cossette, the Cossette Family, the Members of Forex Senior Management or Forex shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Amended and Restated Lock-up Agreement or the Amended and Restated Support Agreement. Forex shall pay the sum of $29.8 million to the Offeror in the event (i) of any termination of the Amended and Restated Support Agreement as a result of the occurrence of an event referred to in clause (b) or (d) of the immediately preceding sentence, or (ii) that an Acquisition Proposal made by a person other than the Offeror shall be publicly announced or communicated to Forex prior to the termination of the Amended and Restated Support Agreement and consummated within twelve months of the date of the Amended and Restated Support Agreement or within six months after termination of the Amended and Restated Support Agreement, whichever shall occur later.

6.   PURPOSE OF THE OFFER AND THE OFFEROR'S PLANS FOR FOREX

     PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all the Class A Multiple Voting Shares and Class B Subordinate Voting Shares. The Offeror's current intentions are to acquire, following the completion of the Offer, all Shares not deposited under the Offer. See Section 11 of the Circular, "Acquisition of Shares Not Deposited". The exact timing and details of a Compulsory Acquisition or Subsequent Acquisition Transaction involving Forex will necessarily depend upon a variety of factors, including the number of Shares acquired pursuant to the Offer.

     Louisiana-Pacific believes that the acquisition of Forex is consistent with Louisiana-Pacific's established acquisition criteria and will further Louisiana-Pacific's goal of being the premier supplier of building products in North America. In particular, Louisiana-Pacific believes that the acquisition of Forex will enhance Louisiana-Pacific's ability to be an efficient and effective supplier and to satisfy its customers' needs across North America.

     PLANS FOR FOREX

     Except as described in the Offer or in the Circular, the Offeror does not plan to make material changes in the business of Forex. It is possible that Forex may become amalgamated or be wound up into the Offeror and/or an affiliate of the Offeror. If permitted by applicable law, subsequent to the completion of the Offer or the Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares from the ME and cause Forex to cease to be a reporting issuer under applicable securities legislation in any province in which it has an insignificant number of security holders.

7.   SOURCE OF FUNDS

     The consideration payable for the Shares purchased pursuant to the Offer will consist of cash, Installment Notes or a combination of cash and Installment Notes. The respective proportions of cash and Installment Notes that will be payable for Shares purchased pursuant to the Offer or pursuant to any following Compulsory Acquisition or Subsequent Acquisition Transaction cannot presently be determined.

     The Offeror estimates that if all Shareholders select the Cash Option and if it acquires all of the Shares (including the Class B Subordinate Voting Shares which may be issued upon the exercise of outstanding options and conversion of Forex Convertible Debentures) pursuant to the Offer or pursuant to any following Compulsory Acquisition or Subsequent Acquisition Transaction, the total amount required to purchase such Shares will be approximately $759 million (excluding the related fees and expenses under the Offer estimated at $6 million). Louisiana-Pacific expects to fund the cash portion of the aggregate purchase price of the Shares and other amounts payable in connection with the acquisition of Forex from its existing cash balances and a combination of: (i) borrowings under its existing credit facility (the "EXISTING CREDIT FACILITY") with Bank of America and certain other financial institutions and (ii) borrowings under a new bridge loan facility described below ("the "BRIDGE LOAN FACILITY"). As of August 16, 1999, Louisiana-Pacific had approximately U.S. $300 million of borrowing capacity available under the Existing Credit Facility. Louisiana-Pacific has obtained the written commitment of Bank of America to provide the Bridge Loan Facility for a minimum amount of U.S. $300 million, subject to the negotiation and execution of definitive documentation.

8.   SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table sets out certain unaudited historical consolidated financial information for Louisiana-Pacific as at and for the six months ended June 30, 1999 and certain audited historical consolidated financial information and unaudited pro forma consolidated financial information for Louisiana-Pacific as at and for the year ended December 31, 1998. The historical consolidated financial information is extracted from and should be read in conjunction with the financial statements of Louisiana-Pacific and accompanying notes set forth in Schedule II to the Circular. The pro forma consolidated financial information is extracted from and should be read in conjunction with the pro forma financial data of Louisiana-Pacific and accompanying notes at Schedule III to the Circular. The amounts in the following table have been converted to Canadian Generally Accepted Accounting Principles.

                                                                                                  PRO FORMA
                                                  SIX MONTHS ENDED          YEAR ENDED            YEAR ENDED
                                                   JUNE 30, 1999         DECEMBER 31, 1998     DECEMBER 31, 1998
                                                  ---------------------------------------------------------------
                                                           (in million US $, except per share amounts)
Total revenue..................................     $ 1,368.6              $ 2,297.1             $ 2,452.3
Net income (loss)..............................         112.1                    2.0                 (26.3)
Net income (loss) per share - basic and diluted           1.05                   0.02                 (0.24)
Total Assets...................................       2,844.4                2,560.2               3,226.7
Long-term debt.................................         578.1                  459.8               1,085.5
Shareholders' equity...........................       1,355.8                1,269.9               1,269.9
Cash flow from operations......................         211.3                  123.0                  N/A

9.   EFFECT OF THE OFFER ON MARKET AND LISTINGS

     The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares which might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public. After the purchase of Shares under the Offer, it may be possible for Forex to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of security holders.

     The rules and regulations of the ME establish certain criteria which, if not met, could lead to the delisting of the Shares from the ME. Among such criteria are the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending on the number of Shares purchased pursuant to the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the ME. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Shares. It is the intention of the Offeror to apply to delist the Shares from the ME as soon as practicable after completion of the Offer, if all the issued and outstanding Shares are deposited, or after a Compulsory Acquisition or Subsequent Acquisition Transaction, if any.

10. PRICE RANGE AND TRADING VOLUME OF CLASS A MULTIPLE VOTING SHARES AND CLASS B SUBORDINATE VOTING SHARES

     The Class A Multiple Voting Shares and Class B Subordinate Voting Shares are listed and posted for trading on the ME. The volume of trading and the price ranges of the Class A Multiple Voting Shares and Class B Subordinate Voting Shares of Forex on the ME (as reported by the ME) are set forth on the following table for the periods indicated:

                               CLASS A MULTIPLE VOTING SHARE          CLASS B SUBORDINATE VOTING SHARES
                         ----------------------------------------  ------------------------------------
                             HIGH $       LOW $      VOLUME         HIGH $      LOW $        VOLUME
                         -----------  -----------  -----------  -----------  -----------  -------------
1998
---------
JANUARY                        4.50         4.00       22,525         4.40        3.85        20,260
FEBRUARY                       4.90         4.05       37,150         4.85        3.85        66,745
MARCH                          5.55         4.35       70,010         5.50        4.15       137,460
APRIL                          6.00         5.00      207,563         5.75        5.00       160,996
MAY                            6.90         5.75      119,172         6.80        5.40       225,088
JUNE                           6.60         5.25       84,350         6.50        5.25        73,492
JULY                           7.75         5.65      173,692         7.75        5.35       166,923
AUGUST                         7.75         6.50      190,001         7.50        6.50       265,597
SEPTEMBER                      7.45         5.80       58,508         7.50        6.25        63,283
OCTOBER                        7.25         5.90       85,006         7.10        5.85       125,265
NOVEMBER                       7.50         6.50      189,015         7.50        6.55       159,712
DECEMBER                       7.75         7.00       83,701         7.70        6.70        83,126

1999
----
JANUARY                       10.15         7.00      255,102        10.00        7.00       280,693
FEBRUARY                      11.00         9.35      292,329         9.85        9.00       261,523
MARCH                         13.50         9.65      233,723        13.50        9.10       664,272
APRIL                         14.50        11.35      216,572        13.50       11.20       622,603
MAY                           15.35        13.75      116,468        14.40       12.80       725,948
JUNE                          25.50        14.10      384,936        25.50       13.70     2,691,820
JULY                          31.40        25.00      498,027        31.50       25.10     3,308,689
AUGUST (UNTIL AUGUST 12)      33.00        30.75      394,512        33.00       30.75     1,402,838

     On June 21, 1999, the trading day immediately prior to the announcement by Forex that it had received expressions of interest to purchase Forex and on June 25, 1999, the last full trading day prior to the announcement of the Offeror's intention to make an offer for the Shares at $26.00 per Share, the closing price on the ME of the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares were $18.75 and $18.50, respectively, and $21.40 and $21.00, respectively. The average closing prices on the ME for the Class A Multiple Voting Shares and the Class B Subordinate Voting Shares for the 20 trading days prior to the announcement of the Offeror's intention to make such prior offer were $16.40 and $15.90, respectively; thus, the price offered in the Offer represents a premium of respectively 101.22% and 107.55%, respectively, on such average closing prices.

11.  ACQUISITION OF SHARES NOT DEPOSITED

     COMPULSORY ACQUISITION

     If the number of Class A Multiple Voting Shares or Class B Subordinate Voting Shares deposited under the Offer and not withdrawn represents 9/10 or more of the outstanding Class A Multiple Voting Shares or Class B Subordinate Voting Shares, as the case may be, pursuant to Section 51 of the COMPANIES ACT (Quebec), the Offeror may, in the six months following the date of the Offer, give notice that it will purchase, on the same terms and conditions as the Offer, the Class A Multiple Voting Shares or Class B Subordinate Voting Shares or both, as the case may be, of the Shareholders who have not accepted the Offer or propose a Subsequent Acquisition Transaction, as described under "Subsequent Acquisition Transaction" below.

     This notice will be given in the manner prescribed by a court of competent jurisdiction, following a motion to such effect by the Offeror, and will seek the purchase of such Class A Multiple Voting Shares or Class B Subordinate Voting Shares, as the case may be, pursuant to the terms of the Offer.

     The Offeror currently intends to exercise the rights resulting from these provisions (reference is made to Section 51 of the Companies ACT (Quebec) (the "ACT") for the full text of the relevant statutory provisions) or propose an amalgamation, as described under "Subsequent Acquisition Transaction" below.

     SUBSEQUENT ACQUISITION TRANSACTION

     If the statutory right of acquisition described above is not available or if it is available but the Offeror elects not to pursue such right, then the Offeror currently intends to pursue other means of acquiring, directly or indirectly, all the Shares in accordance with applicable law, including by way of a Subsequent Acquisition Transaction. To effect a Subsequent Acquisition Transaction, the Offeror may seek to cause a special meeting of Shareholders to be called to consider such a transaction. Pursuant to the Act, if the Offeror proposes an amalgamation between the Offeror or an affiliate of the Offeror and Forex, such amalgamation must be approved by at least two-thirds of the votes cast by holders of the Class A Multiple Voting Shares and Class B Subordinate Voting Shares voting together. The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. In the event of any such Subsequent Acquisition Transaction, the Shareholders, other than the Offeror and its affiliates, could receive cash, preferred shares (which may be immediately redeemable for cash), debt or any combination thereof. The consideration offered to Shareholders in a Subsequent Acquisition Transaction could have a higher or lower value than the value of the consideration offered for the Shares pursuant to the Offer. The Offeror's current intention is that the value of the consideration to be paid to Shareholders pursuant to a Subsequent Acquisition Transaction will be equal and identical to that payable under the Offer.

     The methods of acquiring the remaining outstanding Shares described above, other than the statutory right of compulsory acquisition under Section 51 of the Act, may include a "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations (all such regulations being collectively referred to in this Section 11 of this Circular as the "REGULATIONS"), Policy No. 9.1 and Policy Q-27 if such method would result in the interest of a holder of Shares (the "AFFECTED SECURITIES") being terminated without the consent of the Shareholder and without the substitution therefor of an interest of equivalent value in a participating security of Forex, a successor to the business of Forex or a person who controls Forex or, in the cases of Policy 9.1 and Policy Q-27, a person who controls a successor to the business of Forex. The Subsequent Acquisition Transaction may also include "RELATED PARTY TRANSACTIONS" for purposes of Policy 9.1 and Policy Q-27.

     Policy 9.1 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction (or a related party transaction) is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Regulations impose a requirement to include a summary of a similar valuation in a take-over bid circular where the take-over bid is an insider bid or where it is anticipated by the Offeror that a going private transaction will follow the take-over bid. The Offeror is relying on exemptions provided in the Regulations in connection with the valuation requirements in connection with the Offer and intends to rely on any exemption then available or to seek a waiver pursuant to Policy 9.1 and Policy Q-27 exempting the Offeror or Forex, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction proposed by the Offeror.

     Policy 9.1 and Policy Q-27 also require that, unless exempted, in addition to any other required shareholder approval, in order to complete a going private transaction or a related party transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by "minority" holders of the affected securities be obtained. In relation to the Offer and any subsequent going private or related party transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and the QSC, as required, all holders of Shares, other than: (i) the Offeror (other than in respect of Shares acquired pursuant to the Offer, as described below), (ii) any director or officer of the Offeror,
(iii) any person or company acting jointly or in concert with the foregoing, or
(iv) any affiliate of the foregoing. Policy 9.1 and Policy Q-27 also provide that, other than Shares tendered to an offer pursuant to a lock-up agreement by a person who participated in the negotiation of the prior transaction, the Offeror may treat Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of such going private or related party transaction if the consideration per security in the going private or related party transaction is at least equal in value to the consideration paid under the Offer. The Offeror believes that votes in respect of Class A Multiple Voting Shares and

Class B Subordinate Voting Shares acquired by the Offeror under the Offer, other than those acquired from Mr. Jean-Jacques Cossette, pursuant to the Amended and Restated Lock-up Agreement (subject to receiving confirmation from regulatory authorities, where applicable), would be counted in the determination of whether the required minority approval has been obtained. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the price paid under the Offer. If, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Shares at the time the going private or related party transaction is initiated, the requirement for minority approval under Policy 9.1 and Policy Q-27 will not apply to the transaction if a statutory dissent and appraisal remedy is available, or if a substantially equivalent enforceable right is made available, to the minority shareholders.

     Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic or market conditions or in the business of Forex, or other currently unforeseen circumstances, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. The Offeror expressly reserves the right not to propose a Compulsory Acquisition, or Subsequent Acquisition Transaction involving Forex, or to propose a Subsequent Acquisition Transaction on terms other than those described herein.

     If the Offeror decides not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the price to be paid for Shares under the Offer and could be for cash and/or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the price paid for Shares under the Offer.

     See "Certain Income Tax Considerations" in Section 21 of the Circular, for a discussion of the income tax consequences to Shareholders of a Subsequent Acquisition Transaction.

     JUDICIAL DEVELOPMENTS

     Prior to the pronouncement of Policy 9.1 and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of Policy 9.1 and Policy Q-27. The Offeror has been advised that more recent legislative enactments and notices and judicial decisions indicate a willingness to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

     Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a Subsequent Acquisition Transaction.

     Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Policy 9.1 and Policy Q-27, Canadian courts, in a few instances, granted preliminary injunctions to prohibit transactions involving going private amalgamations. The current trend both in legislation and in the American jurisprudence upon which the previous Canadian decisions were based is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Holders should consult their legal advisor for a determination of their legal rights.

     In two decisions in 1978, the Supreme Court of Ontario restrained proposed amalgamations which would have had the effect of eliminating the interest which minority shareholders held in one of the amalgamating corporations, without the minority shareholders having been offered the opportunity to receive in exchange participating securities issued by the amalgamated corporation, an affiliate or a successor body corporate, with the result that the existing controlling shareholder would become the sole holder of common shares of the amalgamated corporation. See CARLTON REALTY LTD. V. MAPLE LEAF MILLS LTD. (1978), 22 O.R.
(2d) 198 and ALEXANDER V.

WESTEEL-ROSCO LTD. (1978), 22 O.R. (2d) 211. In light of the specific regulatory framework governing "going private transactions" in Policy 9.1 and Policy Q-27 and the decision of the Supreme Court of Ontario in LORNEX described below, the decisions in MAPLE LEAF MILLS and WESTEEL-ROSCO may be of limited relevance to any Subsequent Acquisition Transaction that may be effected by the Offeror in respect of Forex subsequent to the Offer.

     In THE GENERAL ACCIDENT ASSURANCE COMPANY OF CANADA V. LORNEX MINING CORPORATION LTD. ET AL (1988), 66 O.R. (2d) 783, the Supreme Court of Ontario declined to grant injunctive relief to a minority shareholder of Lornex seeking to prevent a proposed amalgamation squeeze-out transaction which was to follow a take-over bid made through the facilities of the Vancouver Stock Exchange. The minority shareholder also sought an order declaring that the minority shareholders of Lornex were entitled to vote separately as a class in approving the proposed amalgamation. Lornex was not an "offering corporation" as defined in the BUSINESS CORPORATIONS ACT (Ontario) ("OBCA"), so the "going private transaction" provision of Section 190 of the OBCA were held to be not applicable to it. The Court held that the proposed amalgamation did not contravene the relevant provisions of the OBCA and that, in light of the oppression remedy contained in the OBCA, the OBCA did not require that a separate class vote of the minority shareholders of Lornex be held to approve the amalgamation. The Court further held that the minority shareholders failed to establish that the proposed amalgamation was oppressive or unfairly prejudicial to or unfairly disregarded the rights of the minority shareholders of Lornex.

     Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction or a related party transaction.

     TREATMENT OF FOREX CONVERTIBLE DEBENTURES

     The Offer is not being made for the outstanding Forex Convertible Debentures. Beneficial owners of Forex Convertible Debentures wishing to accept the Offer in respect of the Shares into which Forex Convertible Debentures are convertible should exercise the Forex Convertible Debenture Conversion Rights attached thereto in a timely manner or comply with the procedure for acceptance of the Offer described in Section 1 of the Offer, "The Offer". The beneficial owner of any Forex Convertible Debenture that is so converted will be entitled to receive from Forex accrued and unpaid interest thereon up to the date of such conversion. Each $1,000 of principal of Forex Convertible Debenture is presently convertible into 139.86 Class B Subordinate Voting Shares (subject to rounding to eliminate fractional shares). The purchase price payable by the Offeror pursuant to the Offer for 139.86 Class B Subordinate Voting Shares is $4,615.38.

     Beneficial owners of Forex Convertible Debentures who do not wish to participate in the Offer may continue to hold, through their nominee holder, such Forex Convertible Debentures notwithstanding the acquisition of Shares by the Offeror, and the rights and limitations relating thereto (and to successor obligations following a Subsequent Acquisition Transaction) will continue to be governed by the terms and conditions thereof and as set forth in the Agency Indenture pursuant to which the Forex Convertible Debentures were issued. The Agency Indenture governing the Forex Convertible Debentures provides that, should the Offeror propose a Corporate Reorganization (such as a Subsequent Acquisition Transaction), the beneficial owners of Forex Convertible Debentures who exercise their conversion privilege after the Corporate Reorganization will be entitled to receive, in lieu of the Class B Subordinate Voting Shares to which such beneficial owners would have been entitled to receive upon conversion prior to the Corporate Reorganization, only the shares or other property, including any cash, which such beneficial owners would have been entitled to receive following the Corporate Reorganization if, on the effective date of such Corporate Reorganization, such beneficial owners had been registered holders of the number of Class B Subordinate Voting Shares to which they would have been entitled to receive upon conversion prior to the Corporate Reorganization, the whole without any approval of the Corporate Reorganization on the part of the beneficial owners of Forex Convertible Debentures. IF THE OFFER IS SUCCESSFUL, THE OFFEROR CURRENTLY INTENDS TO CARRY OUT AFTER THE EFFECTIVE DATE A CORPORATE REORGANIZATION AS A RESULT OF WHICH BENEFICIAL OWNERS OF FOREX CONVERTIBLE DEBENTURES WHO HAVE NOT ACCEPTED THE OFFER AND WHO THEREAFTER EXERCISE THEIR CONVERSION PRIVILEGE WILL BE ENTITLED TO RECEIVE, IN LIEU OF EACH CLASS B SUBORDINATE VOTING SHARE WHICH SUCH BENEFICIAL OWNERS WOULD OTHERWISE HAVE BEEN ENTITLED TO RECEIVE UPON CONVERSION, ONLY A CONSIDERATION EQUAL TO THE CASH OPTION OR THE NOTE OPTION, PROVIDED THAT NO INTEREST WILL BE PAID ON ANY CASH CONSTITUTING PART OF SUCH CONSIDERATION AND ANY INSTALLMENT NOTES CONSTITUTING PART OF SUCH CONSIDERATION SHALL NOT ACCRUE INTEREST PRIOR TO SUCH CONVERSION. For purposes of the foregoing, "Corporate Reorganization" means an amalgamation, a statutory arrangement or any similar transaction or any amendment to the articles of Forex, as a result of which the Shares are exchanged, converted, redeemed, in whole or in part, for, into or with participating or non-participating securities, property or cash.

     Pursuant to the Agency Indenture, if a holder of Forex Convertible Debentures does not exercise his Forex Convertible Debenture Conversion Rights, the Forex Convertible Debentures will be redeemable at the option of Forex at par plus accrued and unpaid interest (i) on and after March 12, 2000 provided that the weighted average trading price of the Class B Subordinate Voting Shares on the ME during the 20 consecutive trading days ending three trading days preceding the date on which the notice of redemption is given exceeds 125% of $7.15 and (ii) on March 13, 2002. In the event that the Offer is successful, the Offeror currently intends to redeem (or to use its best efforts to cause Forex or its successor corporation to redeem) all Forex Convertible Debentures which remain outstanding on the first day on which they are redeemable or as soon as practicable. Louisiana-Pacific believes that the criteria permitting redemption on and after March 12, 2000 should be deemed to have been satisfied if, as a result of a Corporate Reorganization, each $1,000 of principal of each Forex Convertible Debenture shall have become convertible into cash, securities or other property having a value greater than $1,250.00 ($7.15 multiplied by 125 % multiplied by 139.86).

     BENEFITS FROM OFFER OR SUBSEQUENT ACQUISITION TRANSACTION

     None of the directors and senior officers of the Offeror, and, where known after reasonable inquiry, none of (a) the associates of a director or senior officer of the Offeror; (b) any person or company holding more than 10 per cent of any class of equity securities of the Offeror; and (c) any person or company acting jointly or in concert with the Offeror has or will receive any direct or indirect benefits of accepting or refusing to accept the Offer, other than the receipt of the consideration payable in respect of the Shares, and none of such persons will receive any direct or indirect benefit as a result of subsequent material changes or transactions which are contemplated in the Offer.

12.  REGULATORY MATTERS

     COMPETITION ACT (Canada)

     The COMPETITION ACT (Canada) requires the Offeror and Forex to provide the Commissioner with prior notice and information relating to the Offer and the parties thereto, and to await the expiration of a prescribed "waiting period", prior to completion of the purchase by the Offeror of the Shares. The Offeror filed a short-form pre-merger notification with the Commissioner on July 29, 1999 pursuant to part IX of the COMPETITION ACT (Canada). The applicable waiting period expired on August 6, 1999.

     HART-SCOTT RODINO

     Under the provisions of the HSR ACT applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration or termination of a 15-calendar-day waiting period following the filing by Offeror of a Notification and Report Form with respect to the Offer. The Offeror made such filing on July 26, 1999 and such waiting period was terminated by the United States Federal Trade Commission (the "FTC") on August 9, 1999.

     The FTC and the Antitrust Division of the United States Department of Justice ("ANTITRUST DIVISION") frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of Forex. At any time before or after the Offeror's purchase of Shares pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Offeror or its Subsidiaries, or Forex or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge.

     INVESTMENT CANADA ACT

     The acquisition contemplated by the Offer is reviewable under the INVESTMENT CANADA ACT, a Canadian statute governing the acquisition of control of Canadian businesses by non-Canadians. A reviewable investment is one for which the acquiror must submit an application for review with prescribed information to Industry Canada.

     Before a reviewable investment may be completed, the Minister of the federal Cabinet responsible for Industry Canada must determine that the investment is likely to be of "net benefit to Canada". The Minister has an initial 45-day period to make his determination. The Minister may extend that period for a further 30 days by giving notice to the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he must send a notice to that effect to the prospective acquiror, and the acquiror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his decision.

     An application for review under the INVESTMENT CANADA ACT was filed by the Offeror on July 16, 1999 and such application was certified as complete on July 20, 1999.

13.  HOLDINGS OF SECURITIES OF FOREX

     Neither the Offeror nor Louisiana-Pacific beneficially own, directly or indirectly, nor do they control or exercise direction over, or have the right to acquire, any securities of Forex. To the knowledge of the directors and senior officers of the Offeror, no securities of Forex are owned by any associate or affiliate of the Offeror or by any associate of any of them or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror, or by any person or company who beneficially owns or exercises control over shares of the Offeror carrying more than 10% of the votes attached to shares of the Offeror.

14.  TRADING IN SECURITIES OF FOREX

     No securities of Forex have been traded during the six-month period preceding the date of the Offer by the Offeror or Louisiana-Pacific or by directors or senior officers of the Offeror or, to the knowledge of directors and senior officers of the Offeror, by associates or affiliates of the Offeror or by associates of the directors or senior officers of the Offeror or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror, or by any person or company who beneficially owns or exercises control or direction over shares of the Offeror carrying more than 10% of the votes attached to shares of the Offeror.

15.  COMMITMENTS TO ACQUIRE SECURITIES OF FOREX

     To the knowledge of the directors and senior officers of the Offeror, no securities of Forex are covered by any commitments made by the Offeror or Louisiana-Pacific, or their affiliates and associates or the directors or senior officers of the Offeror or their respective affiliates and associates, or by any person or company holding more than 10% of any class of equity securities of the Offeror, to acquire any securities of Forex, except for the Shares pursuant to the Amended and Restated Lock-up Agreement and this Offer.

16.  ARRANGEMENTS, PRE-ACQUISITION AGREEMENTS OR UNDERSTANDINGS

     There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Forex and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office. Except for the Amended and Restated Lock-up Agreement and the Amended and Restated Support Agreement, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holder of Forex with respect to the Offer or between the Offeror and any person or company with respect to any securities of Forex in relation to the Offer. However, it is currently contemplated that except for the senior officers of Forex who may voluntarily decide to retire, the current senior officers of Forex will continue to serve in such capacity after the completion of the Offer.

17.  DESCRIPTION OF THE INSTALLMENT NOTES

     GENERAL

     The Installment Notes will be issued under an Indenture to be dated as of the Effective Date (the "INDENTURE"), among the Offeror, Louisiana-Pacific, as guarantor and Laurentian Trust of Canada Inc., as Installment Note Trustee (the "TRUSTEE"). The following discussion includes a summary description of certain material terms of the Indenture.

     The Installment Notes will be unsecured obligations of the Offeror but will be unconditionally guaranteed by Louisiana-Pacific. The initial aggregate principal amount of the Installment Notes will be limited to the aggregate principal amount thereof required to be issued pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, based upon the elections made by the holders of Shares. The principal of the Installment Notes will be paid in equal installments (each such payment, a "PRINCIPAL INSTALLMENT") on the last day of the calendar quarter in which the first, second, third and fourth anniversary of the Effective Date occur (each such date, a "MATURITY DATE"). Other than the payment of the Principal Installment and the interests accrued thereon at each Maturity Date, the Offeror shall not otherwise prepay the Installment Notes.

     To receive payment of a Principal Installment, the Installment Notes must be surrendered at the Corporate Trust Office of the Trustee, Laurentian Trust of Canada Inc., 425 de Maisonneuve West, 1st Floor, Department 772, Montreal, Quebec H3A 3G5 or at such other place as the Offeror may designate for such purpose, whereupon the Offeror will execute, and the Trustee will authenticate and deliver to the holder of such Installment Note, without charge, a new Installment Note or Installment Notes of like tenor, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpaid principal of the Installment Note or Installment Notes so surrendered. From and after the applicable Maturity Date, no interest will accrue on the Principal Installment due on such Maturity Date. Payment of each Principal Installment of an Installment Note will be made on the applicable Maturity Date or, if later, promptly after the Installment Note is surrendered for such purpose as described above.

     The Installment Notes will bear interest during each Interest Period at a rate per annum determined by the Offeror to be equal to the Canadian LIBOR Rate plus the Margin. Such interest will be payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year commencing on December 31, 1999, to the person in whose name an Installment Note is registered at the close of business on the fifteenth calendar day (whether or not a business day) preceding the applicable interest payment date. Such payments will be made at the Corporate Trust Office of the Trustee or at such other place as the Offeror may designate for such purpose (or, at the option of the Offeror, by cheque mailed to the address of the person entitled to receive the same, as such address appears in the security register).

     The Installment Notes will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof. The Offeror does not intend to list the Installment Notes on any securities exchange.

     The Indenture will not contain any provisions that would limit the ability of the Offeror or Louisiana-Pacific to issue additional securities, incur indebtedness, pay dividends or encumber its assets or require the maintenance of financial ratios or specified levels of net worth or liquidity. In addition, the Indenture will not contain any provisions that would require the Offeror to repurchase or redeem or otherwise modify the terms of the Installment Notes upon a change in control or other events involving the Offeror or Louisiana-Pacific that may adversely affect the creditworthiness of the Installment Notes. See "Covenants of the Offeror" below.

     LOUISIANA-PACIFIC GUARANTEE

     Louisiana-Pacific will unconditionally guarantee the due and punctual payment of the principal and interest on the Installment Notes when and as the same shall become due and payable, whether at maturity or otherwise. The guarantee will be an unsecured obligation of Louisiana-Pacific and will rank equally with all other unsecured and unsubordinated indebtedness of Louisiana-Pacific.

     COVENANTS OF THE OFFEROR

     MAINTENANCE OF OFFICE OR AGENCY. The Offeror will be required to maintain an office or agency in each place of payment for the Installment Notes for notice and demand purposes and for the purposes of presenting or surrendering the Installment Notes for payment, registration of transfer or exchange.

     PAYING AGENTS, ETC. If the Offeror acts as its own paying agent with respect to the Installment Notes, on or before each due date of the principal of or interest on the Installment Notes, it will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the Trustee promptly of its action or failure to act. If the Offeror has one or more paying agents for the Installment Notes, prior to each due date of the principal of or interest on the Installment Notes, it will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the Trustee, to promptly notify the Trustee of its action or failure to act. All moneys paid by the Offeror to a paying agent for the payment of principal of or interest on the Installment Notes that remain unclaimed for two years after the payment of that principal or interest was due may be repaid to the Offeror, and thereafter the holder of the Installment Notes may look only to the Offeror for payment.

     PAYMENT OF TAXES AND OTHER CLAIMS. The Offeror will be required to pay and discharge, before the same become delinquent:

     (i) all taxes, assessments, and governmental charges levied or imposed upon the Offeror or any subsidiary of the Offeror or their properties; and

     (ii) all claims for labor, materials and supplies that, if unpaid, would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of the Offeror and its subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT");

     unless, in either case, the same are being contested by proper proceedings.

     MAINTENANCE OF PROPERTIES. The Offeror will be required to cause all properties used in the business of the Offeror or any subsidiary of the Offeror to be maintained and kept in good condition, repair and working order and to make any necessary renewals, replacements and improvements to those properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

     EXISTENCE. The Offeror will be required to, and will be required to cause its subsidiaries to, preserve and keep in full force and effect their existence, charter rights, statutory rights and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

     COMPLIANCE WITH LAWS. The Offeror will be required to, and will be required to cause its subsidiaries to, comply with all applicable laws to the extent that the failure to do so would have a Material Adverse Effect.

     EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to the Installment Notes:

     (i) failure to pay the principal of the Installment Notes when it becomes due and payable;

     (ii) failure to pay any interest on the Installment Notes when due, which failure continues for 30 calendar days;

     (iii) failure to perform, or breach of, any other covenant or warranty of the Offeror in the Indenture, which failure or breach continues for a period of 60 calendar days after written notice thereof has been given to the Offeror as provided in the Indenture; and

     (iv) the events of bankruptcy, insolvency or reorganization involving the Offeror specified in the Indenture.

     If an Event of Default described in clause (iv) above occurs, the principal of, premium, if any, and accrued interest on the Installment Notes will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Installment Notes. If any other Event of Default with respect to the Installment Notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Installment Notes may declare the principal amount of all the Installment Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the Installment Notes has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the Installment Notes may rescind and annul the acceleration and its consequences if:

     (i) the Offeror has paid or deposited with the Trustee a sum sufficient to pay all amounts of principal of and interest on the Installment Notes that have become due otherwise than by the declaration of acceleration; and

     (ii) all other Events of Default have been cured or waived as described in "Modification and Waiver" below.

     The Trustee will have no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the Installment Notes unless the holders of the Installment Notes shall have offered to the Trustee reasonable security or indemnity. Subject to the provisions of the Indenture, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the Installment Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Installment Notes. If the Offeror defaults on the payment of any interest on the Installment Notes for a period of 30 days or defaults on the payment of any principal on the Installment Notes when due and payable and fails, upon demand for payment made by the Trustee, to make the required payment, the Trustee may institute a legal proceeding against the Offeror and/or Louisiana-Pacific to collect any amounts determined to be payable.

     No holder of an Installment Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

     (i) the holder has previously given to the Trustee written notice of a continuing Event of Default;

     (ii) the holders of at least 25% in aggregate principal amount of the outstanding Installment Notes have requested the Trustee to institute proceedings in respect of the Event of Default;

     (iii) such holder or holders have offered reasonable indemnity to the Trustee with respect to the proceeding;

     (iv) the Trustee has not received from the holders of a majority in principal amounts of the outstanding Installment Notes a direction inconsistent with the request to institute the proceedings; and

     (v) the Trustee has failed to institute the proceeding within 60 calendar days.

     However, the limitations described above will not apply to a suit instituted by a holder of an Installment Note for enforcement of payment of the principal of and interest on the Installment Note on or after the applicable due dates for that principal and interest.

     The Offeror will be required to furnish to the Trustee annually a statement as to the performance by the Offeror of its obligations under the Indenture and as to any default in the performance of those obligations.

     MODIFICATION AND WAIVER

     In general, the Offeror, Louisiana-Pacific and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in principal amount of Installment Notes and a majority of the holders of each other series of debt securities affected thereby. However, no modification or amendment of the Indenture may, without the consent of the holder of each Installment Note:

     (i) change the stated maturity of, or any installment of principal of, or interest on the Installment Notes;


     (ii) reduce the principal amount of, or the rate of interest on the Installment Notes;


     (iii) change the place or currency of payment of principal of interest on the Installment Notes;


     (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Installment Notes on or after the stated maturity or prepayment date thereof; or


     (v) reduce the percentage in principal amount of the Installment Notes required for modification or amendment of the Indenture or for waiver of compliance or defaults.

     The holders of a majority in principal amount of the Installment Notes may, on behalf of the holders of all the Installment Notes, waive compliance by the Offeror with the covenants described above in "Covenants of the Offeror " under the captions "Payment of Taxes and Other Claims", "Maintenance of Properties", "Existence" and "Compliance with Laws". The holders of a majority in principal amount of the Installment Notes may, on behalf of the holders of all the Installment Notes, waive any past default under the Indenture with respect to the Installment Notes, except:

     (i) a default in the payment of the principal of interest on the Installment Notes, or


     (ii) a default in respect of a provision of the Indenture that cannot be modified or amended without the consent of the holder of each Installment Note.

     LEGAL DEFEASANCE AND COVENANT DEFEASANCE.

     The Offeror may, at any time, elect to:

     (i) discharge the entire indebtedness represented by the Installment Notes and be deemed to have satisfied all of its other obligations with respect to the Installment Notes, except to the limited extent described below ("LEGAL DEFEASANCE"); or

     (ii) be released from its obligations to comply, with respect to the Installment Notes, with: the covenants described above in "Covenants of the Offeror" under the captions "Payment of Taxes and Other Claims", "Maintenance of Properties", "Existence" and "Compliance with Laws"; and the restrictions described below in "Limitations on Merger and Other Transactions" ("COVENANT DEFEASANCE").

     Following any legal defeasance, holders of the Installment Notes will have the right to receive, solely from the trust fund described below, payments of principal of interest on the Installment Notes when those payments are due. In addition, the Offeror will continue to have some limited obligations under the Indenture, including obligations to:

     (i)    register the transfer or exchange of the Installment Notes;

     (ii)   replace destroyed, stolen, lost or mutilated Installment Notes;

     (iii)  maintain an office or agency in respect of the Installment Notes;
            and

     (iv) holds funds for payment to holders of the Installment Notes in trust.

     Following any covenant defeasance, the occurrence of an event described in clause (iii) under "Events of Default" above will no longer be an Event of default with respect to the Installment Notes, except that any failure by the Offeror to comply with the UNDEFEASED covenants may constitute an Event of Default as described in clause (iii) under "Events of Default" above. If the Installment Notes become due and payable because of the occurrence of any undefeased Event of Default, the amount of money in the trust fund described below may be insufficient to pay the amounts then due. However, the Offeror will continue to be obligated to cause those amounts to be paid.

     In order to effect either legal defeasance or covenant defeasance, the Offeror must irrevocably deposit with the Trustee, in trust, money in an amount sufficient to pay all of the principal of and interest on the Installment Notes on the dates the payments are due in accordance with the terms of the Installment Notes. In addition:

     (i) no Event of Default or event which with the giving of notice or lapse or time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of the deposit described above; and

     (ii) no Event of Default described in clause (iv) under "Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in that clause (iv) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of the deposit described above.

     SATISFACTION AND DISCHARGE

     The Offeror, at its option, may satisfy and discharge the Indenture when:

     (i)    either:

            (1) all Installment Notes previously authenticated and delivered under the Indenture (subject to exceptions relating to Installment Notes that have otherwise been satisfied or provided for) have been delivered to the Trustee for cancellation; or

            (2) all Installment Notes not previously delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year and the Offeror has deposited or caused to be deposited with the Trustee as trust funds for that purpose an amount sufficient to pay and discharge the entire indebtedness on those Installment Notes, for principal and interest to the date of the deposit (in the case of debt securities which have become due and payable) or to the stated maturity;

     ii) the Offeror has paid or caused to be paid all other sums payable under the Indenture by the Offeror; and


     (iii) the Offeror has delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

     Following any satisfaction and discharge of the Indenture, the Offeror and the Trustee will continue to have obligations relating to the registration of transfers and exchanges of debt securities and to the application of funds held in trust, in each case to the extent provided in the Indenture.

     LIMITATIONS ON MERGER AND OTHER TRANSACTIONS

     Prior to the satisfaction and discharge of the Indenture, Louisiana-Pacific and the Offeror may not consolidate with or merge with or into any other person, or transfer all or substantially all of their respective properties and assets to another person unless:

     (i)    either

            (1) Louisiana-Pacific or the Offeror, as the case may be, is the continuing or surviving person in the consolidation or merger; or

            (2) the person (if other than Louisiana-Pacific or the Offeror) formed by the consolidation or into which Louisiana-Pacific or the Offeror, as the case may be, is merged or to which all or substantially all of the properties and assets of Louisiana-Pacific or the Offeror, as the case may be, are transferred is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia in the case of Louisiana-Pacific, or under the laws of Canada or any province thereof in the case of the Offeror, and expressly assumes, by a supplemental indenture, all the obligations of Louisiana-Pacific or the Offeror, as the case may be, under the Installment Notes and the Indenture;

     (ii)   immediately after the transaction, no Event or Default exists; and


     (iii) an officer's certificate is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.

     The continuing, surviving or successor person will succeed to and be substituted for Louisiana-Pacific or the Offeror, as the case may be, with the same effect as if it had been named in the Indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the Indenture and the Installment Notes.

     GOVERNING LAW

     The Indenture and the Installment Notes will be governed by, and construed in accordance with, the laws of the State of New York.

     REGARDING THE TRUSTEE

     The Indenture will not prohibit the Trustee from serving as trustee under any other indenture to which the Offeror or Louisiana-Pacific may be a party from time to time or from engaging in other transactions with the Offeror or Louisiana-Pacific.

18.  ACCEPTANCE OF THE OFFER

     Except pursuant to the Amended and Restated Lock-up Agreement, the Offeror has no knowledge regarding whether any holders of Shares or beneficial owners of Forex Convertible Debentures will accept the Offer.

19.  DEPOSITARY

     The Offeror has engaged the Depositary for the receipt of certificates in respect of Shares, Letter of Transmittal for Shares and Forex Convertible Debentures and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Shares purchased by the Offeror pursuant to the Offer. The duties of the Depositary will include receiving deposits of Shares and Letter of Transmittal for Shares and Forex Convertible Debentures, giving notices where necessary and assisting in making settlement under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

20.  FINANCIAL ADVISOR AND SOLICITING DEALER MANAGER ARRANGEMENTS

     Goldman, Sachs & Co. has been retained to act as exclusive financial advisor to Louisiana-Pacific in connection with the acquisition of Forex.

     Nesbitt Burns Inc. and Goldman Sachs Canada are the Dealer Managers in Canada in connection with the Offer. The Offeror has agreed to pay Nesbitt Burns Inc. a fee of $100,000. Nesbitt Burns Inc. has undertaken to form a Soliciting Dealer Group comprised of members of the Investment Dealers Association of Canada (including Goldman Sachs Canada) and of the TSE and the ME to solicit acceptances of the Offer. Each member of the Soliciting Dealer Group, including the Dealer Managers, is referred to herein as a "Soliciting Dealer Manager". The Offeror has agreed to pay to each Soliciting Dealer Manager whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Shares a fee of $0.18 for each such Share deposited and taken up by the Offeror under the Offer, subject to an aggregate minimum amount payable of $80 with respect to any single depositing beneficial holder of Shares and an aggregate maximum amount of $1,500. Notwithstanding the above, no solicitation fee will be payable by the Offeror with regard to the Shares deposited pursuant to the Amended and Restated Lock-up Agreement. Furthermore, the Offeror will not pay a solicitation fee to any member of the Soliciting Dealer Group, including the Dealer Managers, in respect of (i) any single beneficial owner of Shares depositing under the Offer two hundred Shares or less or (ii) Shares owned by Forex's employees, registered in their name and identified by Forex on a Shareholders' list. The Offeror may require the Soliciting Dealer Manager to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit.

     No brokerage fees or commissions will be payable by any Shareholder who transmits Shares or beneficial owner of Forex Convertible Debentures who transmit such Forex Convertible Debentures directly to the Depositary or who uses the services of the Dealer Managers or a member of the Soliciting Dealer Group to accept the Offer. Shareholders and beneficial owners of Forex Convertible Debentures should contact the Depositary, the Dealer Managers or a broker or investment dealer for assistance in accepting the Offer and in depositing Shares and Forex Convertible Debentures with the Depositary.

21.  CERTAIN INCOME TAX CONSIDERATIONS

     THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER OR BENEFICIAL OWNER OF FOREX CONVERTIBLE DEBENTURES. SHAREHOLDERS OR BENEFICIAL OWNERS OF FOREX CONVERTIBLE DEBENTURES ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR SHARES PURSUANT TO THE OFFER, A COMPULSORY ACQUISITION OR A SUBSEQUENT ACQUISITION TRANSACTION, HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY OTHER CONSEQUENCES TO THEM OF SUCH TRANSACTIONS UNDER CANADIAN FEDERAL, PROVINCIAL, LOCAL AND FOREIGN TAX LAWS.

     In the opinion of Stikeman, Elliott, Canadian counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders in respect of the sale of Shares pursuant to the Offer or pursuant to certain transactions described under the heading "Acquisition of Common Shares Not Deposited". This summary is not applicable to Shareholders who are "financial institutions" for the purposes of the mark-to-market rules contained in the Tax Act or to Shareholders who are "specified financial institutions" for the purposes of the Tax Act.

     This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "REGULATIONS"), and counsel's understanding of the current published administrative practices of Revenue Canada. This summary also takes into account specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "PROPOSED AMENDMENTS") and assumes that all Proposed Amendments will be enacted substantially as proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in the law, whether by way of legislative, judicial or governmental action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations.

     RESIDENT SHAREHOLDERS

     The following applies only to Shareholders who, for the purposes of the Tax Act, are resident or deemed to be resident in Canada, hold their Shares as capital property, deal at arm's length with the Offeror and Forex and are not affiliated with the Offeror or Forex (a "RESIDENT SHAREHOLDER"). Shares will generally be considered to be capital property to a Shareholder unless the Shareholder either holds such Shares in the course of carrying on a business or acquired such Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Shareholders whose Shares might not otherwise be considered capital property may be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act.

     THE OFFER

     A Resident Shareholder who disposes of Shares pursuant to the Offer will realize a capital gain (or a capital loss) to the extent that the price paid under the Offer for such Shares, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base (for the purposes of the Tax
Act) to the Resident Shareholder of such Shares. The price paid under the Offer will include the aggregate of any sums paid on the Effective Date or payable subsequently pursuant to the Cash Option, the Note Option or a combination thereof.

     A Resident Shareholder will be required to include in income for the year of disposition three-quarters of any such capital gain (a "TAXABLE CAPITAL GAIN") and will generally be entitled to deduct three-quarters of any capital loss (an "ALLOWABLE CAPITAL LOSS") from taxable capital gains realized by the Resident Shareholder for the year, any of the three preceding years, or any subsequent year to the extent and in the circumstances described in the Tax Act. Any such capital loss may, in certain circumstances, be reduced by the amount of any dividends, including deemed dividends, which have been received by a Resident Shareholder on such Shares. A Resident Shareholder that is a Canadian-controlled private corporation (as defined for the purposes of the Tax
Act) may be subject to a refundable tax of 6 2/3% on any such taxable capital gains. Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

     RESERVE

     Resident Shareholders who elect to sell their Shares pursuant to the Note Option may be able to claim a reserve to defer the recognition of a portion of the capital gain realized on the disposition of those Shares. A reserve may only be claimed for the portion of the price that is not payable until after the end of a taxation year. The aggregate reserve claimed in a given taxation year becomes a capital gain in the immediately following year, but a new reserve may be claimed for any proceeds of disposition that are not payable at the end of that following year. The amount of the reserve that may be claimed by a Resident Shareholder is the lesser of:

     (i) a reasonable amount which according to Revenue Canada's administrative practice is assumed to be that proportion of the amount not payable to the Resident Shareholder until the end of a given taxation year that the original capital gain realized on the sale of the Shares bears to the proceeds of disposition of the Shares, and

     (ii)   an amount determined as:

       year of disposition of Shares:       4/5 of original capital gain;
       2nd taxation year:                   3/5 of original capital gain;
       3rd taxation year:                   2/5 of original capital gain;
       4th taxation year:                   1/5 of original capital gain

     Accordingly, a reserve may be claimed up to a maximum of four years including the year in which the Shares are disposed of. Therefore, Resident Shareholders who make the proper elections may be able to recognize the capital gain realized on the sale of the Shares over a maximum of five consecutive years.

     A Shareholder wishing to deduct a reserve in a taxation year on the disposition of capital property in the year or a previous year must complete and file form T2017 with his or her Federal income tax return. Certain Shareholders are not eligible to claim a reserve, such as non-residents or any person that is exempt from tax by virtue of any provision of the Tax Act. Moreover a Shareholders may, under certain circumstances, such as the sale of an Installment Note lose the right to claim a reserve.

     INTEREST ON THE INSTALLMENT NOTES

     A Resident Shareholder that is a corporation, partnership, unit trust or trust of which a corporation or a partnership is a beneficiary will be required to include in its income for a taxation year any interest on the Installment Notes that accrues to such Resident Shareholder to the end of that taxation year or becomes receivable or is received by it before the end of that year, except to the extent that such amount was included in the income of the Resident Shareholder of a preceding year. Any other Resident Shareholder, including an individual, will be required to include in its income for a taxation year any interest on an Installment Note received or receivable by such Resident Shareholder in the year (depending upon the method regularly followed by the Resident Shareholder in computing income) and any interest on the Installment Note accrued or deemed to accrue to the end of any "anniversary day" (as defined in the Tax Act) in a year in which such Resident Shareholder holds the Installment Note, in each case, except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year.

     Upon an actual or deemed disposition of the Installment Note by a Resident Shareholder at any time, including the cancellation upon maturity of such Installment Note, the Resident Shareholder will be required to include in income for the taxation year in which the disposition occurs an amount equal to the amount of interest that has accrued on the Installment Notes to the date of the disposition and which is not payable until after that time, to the extent that such interest was not otherwise included in computing the income of this Resident Shareholder for that year or the preceding taxation year.

     COMPULSORY ACQUISITION

     As described in Section 11 of the Circular, "Acquisition of Shares Not Deposited - Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. A Resident Shareholder whose Shares are acquired by the Offeror pursuant to a Compulsory Acquisition will generally realize a capital gain (or a capital loss) calculated in the manner, and subject to the treatment, described above under "Resident Shareholders - The Offer".

     SUBSEQUENT ACQUISITION TRANSACTION

     As described in Section 11 of the Circular, "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction", the Offeror may, in certain circumstances, pursue a Subsequent Acquisition Transaction. The income tax consequences to a Resident Shareholder of any Subsequent Acquisition Transaction will depend upon the nature of such transaction. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM HAVING THEIR SHARES ACQUIRED PURSUANT TO A SUBSEQUENT ACQUISITION TRANSACTION.

     A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Forex with the Offeror or one of its affiliates pursuant to which Resident Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. Such a Resident Shareholder would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Redeemable Shares received would be equal to the aggregate adjusted cost base of the Shares to the Resident Shareholder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such shares that are corporation as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of the Redeemable Shares for the purposes of computing any capital gain or capital loss arising on the disposition of such shares. A capital loss arising upon the redemption of a Redeemable Share may be reduced by dividends previously received or deemed to have been received thereon or on Shares for which they were exchanged, as described above under "The Offer".

     Subsection 55(2) of the Tax Act provides that where a corporate shareholder is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares (for the purpose of computing the shareholder's capital gain on the disposition of such shares). Corporate Shareholders should consult their tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income.

     A shareholder that is a "private corporation" or a "Subject corporation" (as such terms are defined in the Tax Act) may be liable to pay 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

     In the case of a Resident Shareholder who is an individual (including a trust), dividends deemed to be received on the Redeemable Shares will be included in computing the recipient's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a taxable Canadian corporation.

     NON-RESIDENT SHAREHOLDERS

     The following applies to Shareholders who, at all relevant times, are neither resident, nor deemed to be resident, of Canada for purposes of the Tax Act and any applicable tax treaty or convention, who hold their Shares as capital property, who deal at arm's length with the Offeror and Forex, who do not use or hold, and are not deemed to use or hold, the Shares in carrying on a business in Canada and who are not non-resident insurers (a "NON-RESIDENT HOLDER").

     THE OFFER

     A Non-Resident Holder of Shares that do not constitute taxable Canadian property within the meaning of the TAX ACT will not be subject to Canadian tax on the disposition of such shares under the Offer. Generally, Shares held by a Non-Resident Holder will not constitute taxable Canadian property to such Non-Resident Holder at a particular time provided that such Shares are listed on a prescribed stock exchange (which currently includes the TSE and the ME) at that time and provided that at no time during the five-year period immediately preceding the disposition did the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, or such Non-Resident Holder together with such persons, own or have an interest in or an option in respect of 25% or more of the issued shares of any class of Forex.

     If Shares constitute or are deemed to constitute taxable Canadian property to a particular Non-Resident Holder, on the disposition thereof pursuant to the Offer, such holder will realize a capital gain (or capital loss) generally computed in the manner described above under "Resident Shareholders". Any such capital gain may be exempt from tax under the terms of an income tax treaty or convention between Canada and the country in which the Non-Resident Holder resides.

     If the Shares constitute or are deemed to constitute taxable Canadian property and the disposition of such Shares by a Non-Resident Holder gives rise to a capital gain which is not exempt from Canadian tax under the terms of an applicable income tax treaty or convention, the tax consequences as described above under "Resident Shareholders - The Offer" will generally apply. Non-Resident Holders who choose the Note Option will not be able to claim a reserve and defer the recognition of part of the capital gain realized on the disposition of those Shares. NON-RESIDENT HOLDERS WHOSE SHARES ARE TAXABLE CANADIAN PROPERTY SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

     COMPULSORY ACQUISITION

     As described in Section 11 of this Circular, "Acquisition of Shares Not Deposited", the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. If the Shares are not listed on a prescribed stock exchange at the time of disposition, they will be taxable Canadian property to a Non-Resident Holder. Where a Non-Resident Holder disposes of Shares that are taxable Canadian property to the holder, the disposition may give rise to a capital gain. If such capital gain is not exempt from Canadian tax under the terms of an applicable income tax treaty or convention, the tax consequences as described above under "Resident Shareholders
- The Offer" will generally apply. In addition, if the Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder. SHAREHOLDERS WHOSE SHARES ARE BEING COMPULSORILY ACQUIRED SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

     SUBSEQUENT ACQUISITION TRANSACTION

     As described in Section 11 of the Circular, "Acquisition of Shares Not Deposited - Subsequent Acquisition Transaction", if the Offeror does not acquire all the Shares pursuant to the Offer or by means of Compulsory Acquisition, it may propose other means to acquire the remaining Shares. The tax treatment of such a transaction to a Non-Resident Holder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than as described above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a non-resident will be subject to Canadian withholding tax at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. NON-RESIDENT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE POTENTIAL INCOME TAX CONSEQUENCES TO THEM OF HAVING THEIR SHARES ACQUIRED PURSUANT TO SUCH A TRANSACTION.

     INTEREST ON THE INSTALLMENT NOTES

     The payment, whether actual or deemed, by the Offeror of interest on the Installment Notes to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%. This rate may be reduced by virtue of an applicable tax treaty between Canada and the country of residence of the Non-Resident Holder.

22.  EXPENSES OF THE OFFER

     The expenses related to the Offer, including financial advisory, printing, depositary, solicitation, accounting and legal expenses are estimated at $6 million and will be paid by the Offeror.

23.  STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                    CONSENTS


TO:      The Directors of the Offeror

         We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated August 16, 1999 made by Louisiana-Pacific Acquisition Inc. to the holders of all the outstanding Class A Multiple Voting Shares and Class B Subordinate Voting Shares of Le Groupe Forex Inc.



Montreal, Canada                         (Signed) STIKEMAN, ELLIOTT
August 16, 1999

                        ---------------------------------

TO:      British Columbia Securities Commission
         Alberta Securities Commission
         Saskatchewan Securities Commission
         Manitoba Securities Commission
         Ontario Securities Commission
         Commission des valeurs mobilieres du Quebec
         Administrator, Department of Provincial Secretary, New Brunswick Nova Scotia Securities Commission
         Registrar of Securities, Prince Edward Island
         Registrar of Securities, Newfoundland and Labrador
         Registrar of Securities, Northwest Territories
         Registrar of Securities, Yukon

Dear Sirs:

We refer to the Offer and Circular of Louisiana-Pacific Acquisition Inc., a wholly-owned indirect subsidiary of Louisiana-Pacific Corporation dated August 16, 1999 relating to the purchase of Le Groupe Forex Inc.

We consent to the use in the above-mentioned Offer and Circular of our report dated January 31, 1997 to the Board of Directors and Stockholders of Louisiana-Pacific Corporation on the following financial statements:

         Consolidated statements of income, stockholders' equity and of cash flows for the year ended December 31, 1996.

We report that we have read the Offer and Circular and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirements of their securities legislation and not for any other purpose.




Portland, Oregon
August 16, 1999                          (Signed) ARTHUR ANDERSEN LLP

                                    CONSENTS
                                   (CONTINUED)




TO:      British Columbia Securities Commission
         Alberta Securities Commission
         Saskatchewan Securities Commission
         Manitoba Securities Commission
         Ontario Securities Commission
         Commission des valeurs mobilieres du Quebec
         Administrator, Department of Provincial Secretary, New Brunswick Nova Scotia Securities Commission
         Registrar of Securities, Prince Edward Island
         Registrar of Securities, Newfoundland and Labrador
         Registrar of Securities, Northwest Territories
         Registrar of Securities, Yukon

Dear Sirs:

         We refer to the Offer and Circular of Louisiana-Pacific Acquisition Inc., a wholly-owned indirect subsidiary of Louisiana-Pacific Corporation dated August 16, 1999 relating to the purchase of Le Groupe Forex Inc.

         We consent to the use in the above mentioned Offer and Circular of our report dated January 29, 1999 (except as to the first paragraph of Note 11 which is as of February 25, 1999), to the board of directors and stockholders of Louisiana-Pacific Corporation on the following financial statements:

         Consolidated balance sheets as at December 31, 1998 and 1997;

         Consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998.

         We report that we have read the Offer and Circular and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

         We also consent to the following:

(a) the use of our review report dated August 16, 1999 to the board of directors and stockholders of Louisiana-Pacific Corporation on the pro forma condensed consolidated balance sheet as at December 31, 1998 and the related pro forma condensed consolidated statement of income for the year then ended.

(b) the use of our report dated July 19, 1999 to the shareholder of Louisiana-Pacific Acquisition Inc. on the balance sheet as at July 15, 1999.

         This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirement of their securities legislation and not for any other purpose.

Yours truly,



Portland, Oregon                         (Signed)   DELOITTE & TOUCHE LLP
August 16, 1999

                            APPROVAL AND CERTIFICATE



         The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the securityholders of Le Groupe Forex Inc. has been authorized by the boards of directors of Louisiana-Pacific Acquisition Inc. and Louisiana-Pacific Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.


DATED: August 16, 1999

                       LOUISIANA-PACIFIC ACQUISITION INC.



  (Signed)   Keith Matheney              (Signed)      Curt Stevens
             President                                 Vice President Finance


                  On behalf of the Board of Directors




  (Signed)     Keith Matheney            (Signed)      Gary Wilkerson






                     LOUISIANA-PACIFIC CORPORATION



  (Signed)     Mark A. Suwyn             (Signed)      Curt Stevens
               Chief Executive Officer                 Vice President and Chief
               and Chairman of the Board               Financial Officer


                       On behalf of the Board of Directors




  (Signed)     Archie Dunham             (Signed)      John Barter

            Office of the Depositary, Laurentian Trust of Canada Inc.


                      Inquiries, toll free: 1-800-363-9560
                                   Local 5985


                  BY HAND, BY MAIL AND BY FACSIMILE TRANSMITTAL


                            Stock Transfer Department
                           Laurentian Trust of Canada
               425 de Maisonneuve West, 1st Floor, Department 772
                                Montreal, Quebec
                                     H3A 3G5


                               Tel: (514) 284-5985
                               Fax: (514) 284-4685






                     THE DEALER MANAGERS FOR THE OFFER ARE:


                     NESBITT BURNS INC.                   GOLDMAN SACHS CANADA
   1501 McGill College        1 First Canadian Place      150 King Street West
        Suite 3200           4th Floor, P.O. Box 150           Suite 1201
     Montreal, Quebec            Toronto, Ontario           Toronto, Ontario
         H3A 3M8                     M5X 1H3                     M5H 1J9
      (514) 286-7200              (416) 359-4000             (416) 343-8900
Toll free: 1-800-361-7115   Toll free: 1-800-567-3008




ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY SHAREHOLDERS TO THE DEALER MANAGERS OR DEPOSITARY AT THEIR TELEPHONE NUMBERS AND LOCATIONS SET OUT ABOVE.

                                                                   SCHEDULE III










                          LOUISIANA-PACIFIC CORPORATION
                            PRO FORMA FINANCIAL DATA

                          PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial statements presented below give effect to the acquisition of Forex and related financing transactions as if they had been consummated on December 31, 1998, in the case of the Unaudited Pro
Forma Condensed Consolidated Balance Sheet, and January 1, 1998, in the case of the Pro Forma Condensed Consolidated Statement of Income. The Louisiana-Pacific historical financial data included in the unaudited pro forma financial statements has been adjusted to conform to generally accepted accounting principles in Canada. The unaudited pro forma financial statements presented below do not give effect to the ABT Acquisition, which was consummated on February 25, 1999, and related financing transactions.
These unaudited pro forma financial statements should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) included in Schedule II to the Circular and the other information contained in the Offer and the Circular (including Schedule I thereto).
These unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of what Louisiana-Pacific's actual financial position or results of operations would have been had such transactions been consummated on such date or of the financial position or results of operations that may be reported by Louisiana-Pacific in the future.

     TERMS DEFINED IN THE OFFER OR THE CIRCULAR (INCLUDING THE OTHER SCHEDULES THERETO) BUT NOT DEFINED IN THIS SCHEDULE HAVE THE SAME MEANING HEREIN AS IN THE OFFER OR THE CIRCULAR (INCLUDING THE OTHER SCHEDULES THERETO), AS THE CASE MAY BE, UNLESS THE CONTEXT OTHERWISE REQUIRES.


                                     III-1

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders of Louisiana-Pacific Corporation
Portland, Oregon

     We have reviewed the pro forma adjustments reflecting the proposed purchase business combination described in Note 1 to the pro forma condensed consolidated financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma condensed consolidated balance sheet of Louisiana-Pacific Corporation as of December 31, 1998, and the related pro forma condensed consolidated statement of income for the year then ended. The historical condensed consolidated financial statements are derived from the audited historical consolidated financial statements of Louisiana-Pacific Corporation, which were audited by us (on which we have issued our report dated January 29, 1999, except as to the first paragraph of Note 11 which is as of February 25, 1999), and of Le Groupe Forex Inc., which were audited by other accountants, that appear in the pro forma condensed consolidated financial statements. Such pro forma adjustments are based on management's assumptions as described in Note 2 to the pro forma condensed consolidated financial statements. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.

     A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments, and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.

     The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the proposed purchase business combination occurred at an earlier date. However, the pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned proposed purchase business combination actually occurred earlier.

     Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned proposed purchase business combination described in Note 1 to the pro forma condensed consolidated financial statements, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed consolidated balance sheet of Louisiana-Pacific Corporation as of December 31, 1998, and the related pro forma condensed consolidated statement of income for the year then ended.

/s/ Deloitte & Touche LLP

August 16, 1999



                                    III-2

                         UNAUDITED PRO FORMA CONDENSED

                           CONSOLIDATED BALANCE SHEET

                            (IN MILLIONS OF DOLLARS)

                                                                     AS OF DECEMBER 31, 1998
                                         ----------------------------------------------------------------------------
                                          LOUISIANA-                                    PRO FORMA
                                            PACIFIC        FOREX                       ADJUSTMENTS        PRO FORMA
                                             (U.S.       (CANADIAN     FOREX (U.S.        (U.S.             (U.S.
                                           DOLLARS)      DOLLARS)       DOLLARS)*       DOLLARS)          DOLLARS)
                                         -------------  -----------  ---------------  -------------     -------------
ASSETS
Cash and cash equivalents..............   $     126.5    $    34.0      $    23.1       $                $     149.6
Accounts receivable, net...............         134.7         20.5           13.9                              148.6
Inventories............................         205.7         40.6           27.6                              233.3
Prepaid expenses.......................           8.1          1.0            0.7                                8.8
Income tax refunds receivable..........          43.9           --             --                               43.9
Deferred income taxes..................          93.2           --             --                               93.2
                                         -------------  -----------        ------          ------       -------------
  Total current assets.................         612.1         96.1           65.3              --              677.4

Timber and Timberlands.................         499.0          1.4            1.0                              500.0
Net property, plant and equipment......         913.3        250.5          170.1                            1,083.4
Goodwill, net of amortization..........          60.0           --             --           420.3(b)           480.3
Notes receivable from asset sales......         403.8           --             --                              403.8
Other assets...........................          72.0         14.5            9.8                               81.8
                                         -------------  -----------        ------          ------       -------------
  TOTAL ASSETS.........................   $   2,560.2    $   362.5      $   246.2       $   420.3        $   3,226.7
                                         -------------  -----------        ------          ------       -------------
                                         -------------  -----------        ------          ------       -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt......   $      34.1    $     4.1      $     2.8       $                $      36.9
Short-term notes payable...............            --          0.3            0.2                                0.2
Accounts payable and accrued
  liabilities..........................         192.5         23.1           15.9                              208.4
Current portion of contingency
  reserves.............................         140.0           --             --                              140.0
Income taxes payable...................            --          1.5            1.0                                1.0
                                         -------------  -----------        ------          ------       -------------
  Total current liabilities............         366.6         29.0           19.9              --              386.5

Limited recourse notes payable.........         396.5           --             --                              396.5
Other debt.............................          63.3        167.7          113.8           511.9(a)(b)        689.0
                                         -------------  -----------        ------          ------       -------------
  Total long-term debt, excluding
    current portion....................         459.8        167.7          113.8           511.9            1,085.5
Contingency reserves, excluding current
  portion..............................         228.0           --             --                              228.0
Deferred income taxes and other........         235.9         30.8           20.9                              256.8
Stockholders' equity:..................       1,269.9        135.0           91.6           (91.6)(a)(b)     1,269.9
                                         -------------  -----------        ------          ------       -------------
  TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY.............................   $   2,560.2    $   362.5      $   246.2       $   420.3        $   3,226.7
                                         -------------  -----------        ------          ------       -------------
                                         -------------  -----------        ------          ------       -------------

--------------------------

* Forex historical amounts at December 31, 1998 have been translated into U.S. dollars solely for the convenience of the reader at the rate of U.S. $0.6787 per Canadian dollar. See note 2 to unaudited pro forma condensed consolidated financial statements.

 See notes to unaudited pro forma condensed consolidated financial statements.

                                     III-3

                         UNAUDITED PRO FORMA CONDENSED

                        CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998
      (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA WHICH ARE IN DOLLARS)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1998
                                          -----------------------------------------------------------------------
                                           LOUISIANA-                                   PRO FORMA
                                            PACIFIC        FOREX                       ADJUSTMENTS    PRO FORMA
                                             (U.S.       (CANADIAN        FOREX           (U.S.         (U.S.
                                            DOLLARS)     DOLLARS)    (U.S. DOLLARS)*    DOLLARS)       DOLLARS)
                                          ------------  -----------  ---------------  -------------  ------------
Net Sales...............................   $  2,297.1    $   228.7      $   155.2                     $ $2,452.3
                                          ------------  -----------        ------                    ------------
                                          ------------  -----------        ------                    ------------

COSTS AND EXPENSES:
Cost of Sales...........................      1,853.8        139.4           94.6                        1,948.4
Depreciation, amortization and
  depletion.............................        185.4         16.8           11.4            28.0(c)       224.8
Selling and administrative..............        183.3         10.7            7.3                          190.6
Settlements and other unusual items,
  net...................................         47.8           --             --                           47.8
Interest expense........................         37.5         12.6            8.6            37.3(a)(b)     83.4
Interest income.........................        (24.7)        (1.4)          (1.0)                         (25.7)
                                          ------------  -----------        ------          ------    ------------
  Total costs and expenses..............      2,283.1        178.1          120.9            65.3        2,469.3
                                          ------------  -----------        ------          ------    ------------
Income (loss) before taxes and minority
  interest..............................         14.0         50.6           34.3           (65.3)         (17.0)
Provision (benefit) for income taxes....         15.8         16.8           11.4           (14.4)(d)       12.8
Minority interest in income (loss) of
  consolidated subsidiaries.............         (3.8)         0.5            0.3                           (3.5)
                                          ------------  -----------        ------          ------    ------------
NET INCOME (LOSS).......................   $      2.0    $    33.3      $    22.6       $   (50.9)    $    (26.3)
                                          ------------  -----------        ------          ------    ------------
                                          ------------  -----------        ------          ------    ------------
NET INCOME (LOSS) PER SHARE BASIC AND
  DILUTED...............................   $     0.02                                                 $    (0.24)
                                          ------------                                               ------------
                                          ------------                                               ------------
AVERAGE SHARES OF COMMON STOCK
  (MILLIONS)--BASIC.....................        108.4                                                      108.4
                                          ------------                                               ------------
                                          ------------                                               ------------
AVERAGE SHARES OF COMMON STOCK
  (MILLIONS)--DILUTED...................        108.6
                                          ------------
                                          ------------

------------------------

* Forex historical amounts for the year ended December 31, 1998 have been translated into U.S. dollars solely for the convenience of the reader at the rate of U.S. $0.6787 per Canadian dollar. See note 2 to unaudited pro forma condensed consolidated financial statements.

 See notes to unaudited pro forma condensed consolidated financial statements.

                                     III-4

                         LOUISIANA-PACIFIC CORPORATION

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The pro forma condensed consolidated balance sheet and the pro forma condensed consolidated income statement are based upon the audited consolidated financial statements of Louisiana-Pacific Corporation and subsidiaries ("Louisiana-Pacific"), adjusted to conform to generally accepted accounting principles in Canada, and of Le Groupe Forex Inc. and subsidiaries ("Forex").

    The pro forma condensed consolidated financial statements have been prepared by Louisiana-Pacific management by applying the purchase accounting method to the proposed acquisition in accordance with generally accepted accounting principles. The pro forma condensed consolidated financial statements may not be indicative of results that actually would have occurred if the proposed acquisition had taken place on the dates indicated, or the actual results to be expected in the future.

    The accounting policies used in the preparation of the pro forma condensed consolidated financial statements are those of Louisiana-Pacific and Forex as detailed in the notes to their respective audited financial statements for the year ended December 31, 1998. These pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Louisiana-Pacific and Forex for the year ended December 31, 1998.

2. PRO FORMA ASSUMPTIONS

    The pro forma condensed consolidated balance sheet gives effect to the proposed acquisition by Louisiana-Pacific of all the outstanding shares of Forex as if the acquisition occurred on December 31, 1998. The pro forma condensed consolidated income statement gives effect to the proposed acquisition by Louisiana-Pacific of all the outstanding shares of Forex as if the acquisition had occurred on January 1, 1998. It is assumed that Louisiana-Pacific will acquire 23.0 million shares of Forex comprised of 15.8 million shares outstanding at December 31, 1998, 4.6 million shares related to conversion of convertible debentures, 1.0 million shares related to warrants and 1.6 million shares related to employee stock options.

    No adjustments have been made to these pro forma condensed consolidated financial statements to reflect the operating synergies that are expected to result from this acquisition or any integration costs which may be incurred. No adjustments have been made to reflect possible favorable tax treatment of certain items associated with this transaction.

    The pro forma condensed consolidated financial statements do not give effect to the purchase of ABT Building Products, Inc. by Louisiana-Pacific in February 1999 or to the buyout in April 1999 by Forex of a joint venture partner's interest in a Forex subsidiary previously accounted for using the proportionate consolidation method.

    Except where expressed in Canadian dollars, all Canadian dollar amounts have been converted to U.S. dollar amounts at the convenience rate of $0.6787 U.S. dollars per Canadian dollar (the Convenience Rate). All dollar amounts are stated in U.S. dollars unless otherwise noted.

                                     III-5

                         LOUISIANA-PACIFIC CORPORATION

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. PRO FORMA ADJUSTMENTS--BALANCE SHEET

    The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated balance sheet:

    (a) Adjustment to reflect the assumed conversion of the debt component of the convertible debentures of $9.2 million into equity.

    (b) Adjustment to reflect the purchase of Forex shares by Louisiana-Pacific. Under the Offer, for each common share of Forex tendered, the holder will receive at the option of the holder:

           Option 1--Cdn. $33.00 cash (U.S. $22.40 at the Convenience Rate) payable on the effective date of the Offer.

           Option 2--Cdn. $33.00 payable in five installments, together with interest thereon as described in the Circular.

           Option 3--A combination of Option 1 and Option 2.

    The total purchase price is estimated to be approximately $521.1 million including the amount paid for the approximately 23 million shares assumed to be tendered under the proposed acquisition and $6.0 million of estimated costs of the transaction, including financial advisory fees, printing costs, legal fees and accounting fees. The entire purchase price is assumed to be debt financed by Louisiana-Pacific, either through notes payable issued to shareholders or through various financing options available to Louisiana-Pacific. This total purchase price will be allocated to the assets and liabilities of Forex based upon their estimated fair values.

    As neither the final purchase price nor the fair market value of the assets and liabilities of Forex have yet been determined, the $420.3 million of excess purchase price over the book value of the assets and liabilities of Forex has been allocated to Goodwill in the pro forma condensed consolidated balance sheet. The allocation of the purchase price may change as more information is obtained regarding the fair value of the assets and liabilities of Forex.

4. PRO FORMA ADJUSTMENTS--INCOME STATEMENT

    The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated income statement:

    (a) Adjustment to reflect additional interest expense on the $521.1 million of debt assumed to be issued in the proposed acquisition. The average interest rate is assumed to be 7.5% per annum.

    (b) Adjustment to reflect a reduction in interest expense due to the assumed conversion of the convertible debentures on January 1, 1998.

    (c) Adjustment to reflect the amortization of estimated goodwill resulting from the proposed acquisition over a period of 15 years. This amortization is assumed to be non-deductible for income tax purposes.

    (d) Adjustment to reflect the income tax effect of the additional interest expense (as discussed in note 4(a) above) net of the reduction in interest expense (as discussed in note 4(b) above) at an assumed effective income tax rate of 38.5%.

                                     III-6